As filed with the Securities and Exchange Commission on September 21, 2011.

Registration No. 333- 174640

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 3 TO

FORM S-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

CurrencyShares® Chinese Renminbi Trust

Sponsored by Rydex Specialized Products LLC,

d/b/a Rydex Investments

(Exact name of registrant as specified in its charter)

New York

(State or other jurisdiction of incorporation or organization)

6189

(Primary Standard Industrial Classification Code Number)

45-6344265

(IRS Employer Identification No.)

805 King Farm Boulevard

Suite 600

Rockville, Maryland 20850

Phone: (301) 296-5100

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Nikolaos Bonos

Chief Executive Officer

Rydex Investments

805 King Farm Boulevard

Suite 600

Rockville, Maryland 20850

(301) 296-5100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Patrick Daugherty, Esq.

Foley & Lardner LLP

321 N. Clark Street

Suite 2800

Chicago, Illinois 60654-5313

Phone: (312) 832-4500

Fax: (312) 832-4700

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐

Calculation of Registration Fee

	Amount to be registered	Proposed maximum offering price per Share	Proposed maximum aggregate offering price	Amount of registration fee
Chinese Renminbi Shares	7,000,000 Shares	$78.21 (1)	$547,470,000 (1)	$63,561.27 (2)

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(d) under the Securities Act of 1933. The initial Shares will each represent 500 Chinese Yuan per Share and will be issued at a per Share price equal to 500 divided by The World Markets Company’s Closing Spot Rate, or exchange rate of Chinese Yuan per U.S. Dollar. The exchange rate used to calculate the fee paid to the Commission is the Closing Spot Rate of 6.393 Chinese Yuan per U.S. Dollar on September 19, 2011.
(2)	A registration fee in the aggregate amount of $63,731.93 was previously paid to the Commission in connection with the registrant’s initial filing of this registration statement on June 1, 2011 and amended filings of this registration statement on July 26, 2011 and August 24, 2011. This amount has been credited against the registration fee shown in the table as permitted by Rule 457(a). Accordingly, the registrant is paying $0.00 with this filing.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and the Sponsor and the trust are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Preliminary Prospectus	Subject to Completion	September 21, 2011

7,000,000 Shares

Chinese Renminbi Shares

The CurrencyShares® Chinese Renminbi Trust (Trust) issues Chinese Renminbi Shares (Shares) that represent units of fractional undivided beneficial interest in, and ownership of, the Trust. Rydex Specialized Products LLC, d/b/a Rydex Investments, is the sponsor of the Trust (Sponsor) and may be deemed the “issuer” of the Shares pursuant to Section 2(a)(4) of the Securities Act of 1933, as amended (the Securities Act). The Bank of New York Mellon is the trustee of the Trust (Trustee), JPMorgan Chase Bank, N.A., London Branch, is the depository for the Trust (Depository), and Rydex Distributors, LLC is the distributor for the Trust (Distributor). The Trust intends to issue additional Shares on a continuous basis through the Trustee.

The Shares may be purchased from the Trust only in one or more blocks of 50,000 Shares, as described in “Creation and Redemption of Shares.” A block of 50,000 Shares is called a Basket. The Trust issues Shares in Baskets on a continuous basis to certain authorized participants (Authorized Participants) as described in “Plan of Distribution.” Each Basket, when created, is offered and sold to an Authorized Participant at a price in Chinese Renminbi equal to the net asset value (NAV) of 50,000 Shares on the day that the order to create the Basket is accepted by the Trustee.

The Shares are offered and sold to the public by Authorized Participants at varying prices in U.S. Dollars (USD) determined by reference to, among other things, the market price of the Chinese Renminbi and the trading price of the Shares on NYSE Arca, Inc. (NYSE Arca) at the time of each sale. Authorized Participants will not receive from the Trust, the Sponsor or any of their affiliates, any fee or other compensation in connection with the sale of Shares. Authorized Participants may receive commissions or fees from investors who purchase Shares through their commission- or fee-based brokerage accounts.

The Shares are listed and trade on NYSE Arca under the symbol “FXCH.” The Shares may also trade in other markets, but the Sponsor has not sought to have the Shares listed by any other market.

Investing in the Shares involves significant risks. See “Risk Factors,” starting on page 9.

Neither the Securities and Exchange Commission (SEC) nor any state securities commission has approved or disapproved of the securities offered in this prospectus, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Shares are neither interests in nor obligations of the Sponsor, the Trustee, the Depository or the Distributor.

Neither the Shares nor the Trust’s two deposit accounts maintained at the Depository and the Chinese Renminbi deposited in them are deposits insured against loss by the Federal Deposit Insurance Corporation (FDIC), any other federal agency of the United States or the Financial Services Compensation Scheme of England.

On August 16, 2011 the Sponsor deposited 500 Chinese Yuan into the primary deposit account of the Trust in exchange for one Share and the Trustee recorded the Share as owned by the Sponsor. The Sponsor purchased the Share solely for the purpose of forming the Trust and the Sponsor will redeem the Share for 500 Chinese Yuan after the SEC declares effective the registration statement. In order to provide liquidity for the Shares at the commencement of trading, the Initial Purchaser, Merrill Lynch Professional Clearing Corp., will deposit 50 million Chinese Yuan in the primary deposit account of the Trust and the Trustee will instruct DTC to record, and DTC will record, two Baskets totaling 100,000 Shares (constituting 500 Chinese Yuan per Share) as owned by the Initial Purchaser.

The Initial Purchaser intends to offer to the public these 100,000 Shares at a per-Share offering price that will vary depending on, among other factors, the price of the Shares on NYSE Arca at the time of the offer. Shares offered by the Initial Purchaser at different times may have different offering prices. The Initial Purchaser will not receive from the Trust, the Sponsor, the Distributor or any of their affiliates any fee or other compensation in connection with the sale of the Shares.

The date of this prospectus is                 , 2011

This prospectus contains information you should consider when making an investment decision about the Shares. You may rely on the information contained in this prospectus. The Trust and the Sponsor have not authorized any person to provide you with different information and, if anyone provides you with different or inconsistent information, you should not rely on it. This prospectus is not an offer to sell the Shares in any jurisdiction where the offer or sale of the Shares is not permitted. The Shares are not registered for public sale in any jurisdiction other than the United States.

i

Authorized Participants may be subject to the prospectus delivery requirements of the Securities Act when effecting transactions in the Shares. See “Plan of Distribution.”

This prospectus summarizes certain documents and other information in a manner the Sponsor believes to be accurate. The information contained in the sections captioned “Overview of the Foreign Exchange Industry,” “The Chinese Renminbi” and “Investment Attributes of the Trust” is based on information obtained from sources that the Sponsor believes to be reliable. In making an investment decision, you must rely on your own examination of the Trust, the foreign exchange market, the market for Chinese Renminbi, the terms of the offering and the Shares, including the merits and risks involved.

ii

Prospectus Summary

This is a summary of the prospectus. You should read the entire prospectus, including “Risk Factors” beginning on page 9 before making an investment decision about the Shares. See “Glossary of Terms” beginning on page 14 for a description of certain terms used in this prospectus.

TRUST STRUCTURE

The Trust is a grantor trust formed under the laws of the State of New York pursuant to the Depositary Trust Agreement. The Trust holds Chinese Renminbi and from time to time issues Baskets in exchange for deposits of Chinese Renminbi and distributes Chinese Renminbi in connection with redemptions of Baskets. The investment objective of the Trust is for the Shares to reflect the price in USD of the Chinese Renminbi. Earning income for Shareholders is not the objective of the Trust. Whether investors earn income primarily depends on the relative value of the Chinese Renminbi and the USD. If the Chinese Renminbi appreciates relative to the USD and a Shareholder sells Shares, the Shareholder will earn income. If the Chinese Renminbi depreciates relative to the USD and a Shareholder sells Shares, the Shareholder will incur a loss.

The Sponsor believes that, for many investors, the Shares represent a cost-effective investment in Chinese Renminbi. The Shares represent units of fractional undivided beneficial interest in, and ownership of, the Trust. The Shares are listed and trade on NYSE Arca under the symbol “FXCH.” The Shares may also trade in other markets, but the Sponsor has not sought to have the Shares listed by any other market.

The Sponsor, Rydex Specialized Products LLC d/b/a “Rydex Investments,” a Delaware limited liability company, established the Trust and is responsible for registering the Shares. The Sponsor generally oversees the performance of the Trustee and the Trust’s principal service providers, but does not exercise day-to-day oversight over the Trustee or the Trust’s service providers. The Sponsor may remove the Trustee if any of various events occur. See “Description of the Depositary Trust Agreement — The Trustee — Resignation, discharge or removal of trustee; successor trustees” for more information.

The Sponsor maintains a public website on behalf of the Trust containing information about the Trust and the Shares. The internet address of the Trust’s website is www.currencyshares.com. This internet address is provided here only as a convenience to you; the information contained on or connected to the Trust’s website is not considered part of this prospectus. The general role and responsibilities of the Sponsor are discussed further under “The Sponsor.”

The Trustee is The Bank of New York Mellon, a banking corporation formed under the laws of the State of New York with trust powers. The Trustee is generally responsible for the day-to-day administration of the Trust. This includes calculating the NAV of the Trust and the NAV per Share each business day, paying the Trust’s expenses (which are accrued daily but paid monthly), including withdrawing the Trust’s Chinese Renminbi, if needed, receiving and processing orders from Authorized Participants to create and redeem Baskets and coordinating the processing of such orders with the Depository and DTC. The general role, responsibilities and regulation of the Trustee are further described under “The Trustee.”

The Depository is JPMorgan Chase Bank, N.A., London Branch. The Depository and the Trustee have elected the laws of England to govern the Deposit Account Agreement between them. The Depository accepts Chinese Renminbi deposited with it by Authorized Participants in connection with the creation of Baskets. The Depository facilitates the transfer of Chinese Renminbi into and out of the Trust through the two deposit accounts maintained with it by the Trust. The Depository may pay interest on the primary deposit account but does not pay interest on the secondary deposit account. Interest on the primary deposit account, if any, accrues daily and is paid monthly. The material terms of the Depositary Trust Agreement are discussed in greater detail in “Description of the Depositary Trust Agreement.” The general role, responsibilities and regulation of the Depository and the two deposit accounts are further described under “The Depository” and “Description of the Deposit Account Agreement.”

Detailed descriptions of certain specific rights and duties of the Trustee and the Depository are set forth under “Description of the Shares,” “Description of the Depositary Trust Agreement” and “Description of the Deposit Account Agreement.”

The Distributor, Rydex Distributors, LLC, is a limited liability company formed under the laws of the State of Kansas. The Distributor assists the Sponsor in marketing the Shares. Specifically, the Distributor prepares marketing materials regarding the Shares, including the content of the Trust’s website, executes the marketing plan for the Trust and provides strategic and tactical research on the foreign exchange markets, in each case in compliance with applicable laws and regulations. The Distributor and the Sponsor are affiliates of one another. There is no written agreement between them, and no compensation is paid by the Sponsor to the Distributor in connection with services performed by the Distributor for the Trust. See “The Distributor” for more information.

INVESTMENT ATTRIBUTES OF THE TRUST

The Shares are intended to provide institutional and retail investors with a simple, cost-effective means of gaining investment benefits similar to those of holding Chinese Renminbi. The costs of purchasing Shares should not exceed the costs associated with purchasing any other publicly-traded equity securities. The Shares are an investment that is:

Easily Accessible. Investors are able to access the market for Chinese Renminbi through a traditional brokerage account. The Shares are bought and sold on NYSE Arca like any other exchange-listed security.

Exchange-Traded. Because they are traded on NYSE Arca, the Shares will provide investors with an efficient means of implementing investment tactics and strategies that involve Chinese Renminbi. NYSE Arca-listed securities are eligible for margin accounts. Accordingly, investors are able to purchase and hold Shares with borrowed money to the extent permitted by law.

Transparent. The Shares are backed by the assets of the Trust, which does not hold or use derivative products. The value of the holdings of the Trust are reported on the Trust’s website, www.currencyshares.com, every business day.

Investing in the Shares will not insulate the investor from price volatility or other risks. Further, the ratio of Chinese Renminbi to Shares may decrease due to withdrawals made to pay Trust expenses in the event that the interest income of the Trust is not sufficient to cover the entirety of the Trust expenses. See “Risk Factors” and “The Depository.”

PRINCIPAL OFFICES

The principal offices of the Sponsor, the Trust and the Distributor are the offices of Rydex Investments at 805 King Farm Boulevard, Suite 600, Rockville, Maryland 20850. The telephone number of Rydex Investments at that address is (800) 820-0888. Neither the Sponsor, the Trust nor the Distributor own or lease any other real estate. The Trustee has a trust office at 2 Hanson Place, Brooklyn, New York 11217. The Depository is located at 125 London Wall, London, EC2Y 5AJ, United Kingdom.

The Offering

Offering	The Shares represent units of fractional undivided beneficial interest in, and ownership of, the Trust.

Use of proceeds	The proceeds received by the Trust from the issuance and sale of Baskets are Chinese Renminbi. In accordance with the Depositary Trust Agreement, during the life of the Trust these proceeds will only be (1) owned by the Trust and held by the Depository, (2) disbursed or sold as needed to pay the Trust’s expenses and (3) distributed to Authorized Participants upon the redemption of Baskets.

NYSE Arca symbol	FXCH

CUSIP	23131C107

Creation and redemption	The Trust creates and redeems the Shares on a continuous basis, but only in Baskets. A Basket is a block of 50,000 Shares. The creation and redemption of Baskets requires the delivery to the Trust or the distribution by the Trust of the amount of Chinese Renminbi represented by the Baskets being created or redeemed, the amount of which is based on the combined NAV per Share of the number of Shares included in the Baskets being created or redeemed. The amount of Chinese Renminbi required to create a Basket or to be delivered upon the redemption of a Basket may gradually decrease over time if the Trust’s Chinese Renminbi are withdrawn to pay the Trust’s expenses. See “Investment Attributes of the Trust — Trust Expenses.” Baskets may be created or redeemed only by Authorized Participants. Authorized Participants pay a transaction fee for each order to create or redeem Baskets and may sell to other investors the Shares included in the Baskets that they create. See “Creation and Redemption of Shares” for more details.

Interest on deposits	JPMorgan Chase Bank, N.A., London Branch, will maintain two Chinese Renminbi-denominated, demand deposit accounts for the Trust: a primary deposit account that may earn interest and a secondary deposit account that does not earn interest. The secondary deposit account will be used to account for any interest that may be received and paid on creations and redemptions of Baskets. The secondary deposit account will also be used to account for interest earned on the primary deposit account, if any, to pay Trust expenses and to distribute any excess interest to Shareholders on a monthly basis. Interest on the primary deposit account, if any, accrues daily and is paid monthly. The initial annual nominal interest rate as set forth in the Deposit Account Agreement is 0.1%. The Depository may change this rate in the future based upon changes in market conditions or the Depository’s liquidity needs. The Depository will notify the Sponsor of the interest rate applied each business day after the close of such business day. The Sponsor will disclose the interest rate on the Trust’s website. If the Sponsor believes that the interest rate paid by the Depository is not competitive, the Sponsor’s sole recourse will be to remove the Depository by terminating the Deposit Account Agreement and closing the accounts. See “Description of the Deposit Account Agreement.” Neither the Trustee nor the Sponsor has the power or authority to deposit the Trust’s Chinese Renminbi with any other person, entity or account. Interest earned on the deposited Chinese Renminbi, if any, will be used to pay the Trust’s expenses. Any excess interest will be distributed to Shareholders monthly. Such interest is not expected to form a significant part of the Shareholders’ investment return. If the Trust’s expenses exceed interest earned, the Trustee will withdraw Chinese Renminbi held by the Trust to pay the excess, thereby reducing the number of Chinese Renminbi per Share. The payment of expenses by the Trust is a taxable event to Shareholders. See “United States Federal Tax Consequences — Taxation of U.S. Shareholders.

Neither the Shares nor the Deposit Accounts and the Chinese Renminbi deposited in them are deposits insured against loss by the FDIC, any other federal agency of the United States or the Financial Services Compensation Scheme of England.

Net Asset Value

The NAV of the Trust is the aggregate value, expressed in USD, of the Trust’s assets, less its liabilities (which include estimated accrued but unpaid fees and expenses). The Trustee calculates, and the Sponsor publishes, the Trust’s net asset value (NAV) each business day. To calculate the NAV, the Trustee adds to the amount of Chinese Renminbi in the Trust at the end of the preceding business day accrued but unpaid interest, if any, Chinese Renminbi receivable under pending purchase orders and the value of other Trust assets, and subtracts the accrued but unpaid Sponsor’s fee, Chinese Renminbi payable under pending redemption orders and other Trust expenses and liabilities, if any. The NAV is expressed in USD based on the Closing Spot Rate as determined by The WM Company at 4:00 PM (London time) on each day that NYSE Arca is open for regular trading. If, on a particular evaluation day, the Closing Spot Rate has not been determined and announced by 6:00 PM (London time), then the most recent determination of the Closing Spot Rate by The WM Company shall be used to determine the NAV of the Trust unless the Sponsor determines that such price is inappropriate to use as the basis for such valuation. In the event that the Sponsor determines that the most recent determination of the Closing Spot Rate is not an appropriate basis for valuation of the Trust’s Chinese Renminbi, the Sponsor will determine an alternative basis for such evaluation to be employed by the Trustee. Such an alternative basis may include reference to other exchange-traded securities that reflect the value of the Chinese Renminbi relative to the USD. The use of any alternative basis to determine NAV would be disclosed on the Trust’s website. The Trustee also determines the NAV per Share, which equals the NAV of the Trust divided by the number of outstanding Shares. The Sponsor publishes the NAV and NAV per Share on each day that NYSE Arca is open for regular trading on the Trust’s website, www.currencyshares.com.

Trust expenses	The Trust’s only ordinary recurring expense is the Sponsor’s fee. The Sponsor is obligated under the Depositary Trust Agreement to assume and pay the following administrative and marketing expenses of the Trust: the Trustee’s monthly fee, typical maintenance and transaction fees of the Depository, SEC registration fees, printing and mailing costs, audit fees and expenses, up to $100,000 per annum in legal fees and expenses, applicable license fees and NYSE Arca listing fees. The Trust may incur additional expenses in certain other circumstances. These additional expenses include expenses not assumed by the Sponsor, taxes and governmental charges, expenses and costs of any extraordinary services performed by the Trustee or the Sponsor on behalf of the Trust or action taken by the Trustee or the Sponsor to protect the Trust or the interests of Shareholders, indemnification of the Sponsor and the Trustee (to the extent not paid by the Sponsor) under the Depositary Trust Agreement and legal fees and expenses in excess of $100,000 per year. If these additional expenses are incurred, the Trust will be required to pay these expenses by withdrawing deposited Chinese Renminbi and the amount of Chinese Renminbi represented by a Share will decline at such time. Accordingly, the Shareholders will effectively bear the cost of these other expenses, if incurred. Although the Sponsor cannot definitively state the frequency or magnitude of such expenses, the Sponsor predicts that they will occur infrequently, if at all. See “Description of the Depositary Trust Agreement — Expenses of the Trust.”

The Sponsor’s fee accrues daily at an annual nominal rate of 0.40% of the Chinese Renminbi in the Trust (including all unpaid interest but excluding unpaid fees, each as accrued through the immediately preceding day) and is paid monthly. To pay the Sponsor’s fee and any other Trust expenses that have been incurred each month, the Trustee first withdraws Chinese Renminbi the Trust has earned as interest, if any. If that is not sufficient to pay the Trust’s expenses, then the Trustee will withdraw deposited Chinese Renminbi as needed. See “Investment Attributes of the Trust — Trust Expenses” and “Description of the Depositary Trust Agreement —

Expenses of the Trust.” The payment of expenses in Chinese Renminbi and the conversion of Chinese Renminbi to USD, if required to pay expenses of the Trust, are generally taxable events to U.S. Shareholders. See “United States Federal Tax Consequences — Taxation of U.S. Shareholders.” The Sponsor does not anticipate any non-ordinary recurring expenses that will be paid from the Trust.

Termination events	The Trustee will terminate the Trust if any of the following events occur:

• the Sponsor has given notice of resignation or is unable to perform its duties or becomes bankrupt or insolvent and the Trustee does not appoint a successor sponsor or agree to act as sponsor;

• Shareholders holding at least 75% of the outstanding Shares notify the Trustee that they elect to terminate the Trust;

• the Depository resigns or is removed; or

•       the Trustee receives notice from the IRS or from counsel for the Trust or the Sponsor that the Trust fails to qualify for treatment, or will not be treated, as a grantor trust under the Internal Revenue Code of 1986, as amended (Internal Revenue Code).

The Sponsor may, in its sole discretion, direct the Trustee to terminate the Trust if any of the following events occur:

• the Shares are delisted from NYSE Arca and are not listed for trading on another U.S. national securities exchange within five business days from the date the Shares are delisted;

• the SEC determines that the Trust is an investment company under the Investment Company Act;

• the NAV of the Trust remains less than $100 million for 30 consecutive business days;

• all of the Trust’s assets are sold;

• the aggregate market capitalization of the Trust, based on the closing price for the Shares, remains less than $300 million for five consecutive trading days; or

• DTC stops providing book-entry settlement services for the Shares.

If the Trustee notifies the Sponsor of the Trustee’s election to resign and the Sponsor does not appoint a successor trustee within 60 days, the Trustee may terminate the Trust.

The Trust will terminate on August 16, 2051 if it has not been terminated prior to that date.

Upon termination of the Trust, Authorized Participants may surrender Baskets and will receive the amount of Chinese Renminbi represented by their Baskets. 90 days or more after the termination of the Trust, the Trustee will sell the Trust’s remaining Chinese Renminbi and, after payment or provision for the Trust’s liabilities, will distribute USD to the Shareholders. See “Description of the Trust Agreement — Termination of the Trust.”

Authorized Participants	An Authorized Participant is a DTC Participant that is a registered broker-dealer or other securities market participant such as a bank or other financial institution that is not required to register as a broker-dealer to engage in securities transactions and has entered into a Participant Agreement with the Trustee. Only Authorized Participants may place orders to create or redeem Baskets. The Participant Agreement provides the procedures for the creation and redemption of Baskets and for the delivery of Chinese Renminbi required for creation or redemption. A list of the current Authorized Participants can be obtained from the Trustee or the Sponsor. See “Creation and Redemption of Shares” for more details.

Shareholders trading via NYSE Arca	A Shareholder who buys or sells Shares from, to, or through a broker-dealer should expect to be charged a commission by the broker-dealer for effecting the transaction. Investors are encouraged to review the terms of their brokerage accounts for details on applicable commissions or charges.

Clearance and settlement	All Shares are evidenced by one or more global certificates issued by the Trustee to DTC. The Shares are available only in book-entry form. Shareholders may hold their Shares through DTC, if they are DTC Participants, or through Authorized Participants or Indirect Participants.

Summary Financial Condition

As of August 16, 2011, the date of formation of the Trust and the date the Sponsor deposited 500 Chinese Yuan in the Trust’s primary deposit account with the Depository, the NAV of the Trust, which represents the value of the Chinese Renminbi deposited into the Trust in exchange for the initial Share, was $78 and the NAV per Share was $78. See “Statement of Financial Condition” on page F-3.

Risk Factors

You should consider carefully the risks described below before making an investment decision. You should also refer to the other information included in this prospectus, including the Trust’s financial statements and the related notes. See “Glossary of Terms” beginning on page 14 for a description of certain terms used in this prospectus.

The value of the Shares relates directly to the value of the Chinese Renminbi held by the Trust. Fluctuations in the price of the Chinese Renminbi could materially and adversely affect the value of the Shares.

The Shares are designed to reflect the price of the Chinese Renminbi, plus accumulated interest, less the Trust’s expenses. From August 23, 2010, which is the first date a spot rate for the offshore Chinese Renminbi to USD is available, to July 29, 2011, the exchange rate of Chinese Renminbi to one U.S. Dollar has ranged from a high of 6.7850 on September 1, 2010 to a low of 6.4300 on July 29, 2011 and averaged 6.5643. Several factors may affect the price of the Chinese Renminbi, including:

•	Debt level and trade deficit or surplus of China;

•	Inflation rates of the United States and China and investors’ expectations concerning inflation rates;

•	Interest rates of the United States and China and investors’ expectations concerning interest rates;

•	Investment and trading activities of mutual funds, hedge funds and currency funds; and

•	Global or regional political, economic or financial events and situations.

In addition, the Chinese Renminbi may not maintain its long-term value in terms of purchasing power in the future. When the price of the Chinese Renminbi declines, the Sponsor expects the price of a Share to decline as well.

There is no assurance that the USD/Chinese Renminbi exchange rate will be stable or that the Chinese Renminbi will maintain its value or increase in value relative to the USD. Volatility is difficult to predict and could materially and adversely affect the performance of the Shares. Devaluation of the Chinese Renminbi relative to the USD would decrease the value of the Shares.

The Chinese government historically pegged the Chinese Renminbi to the USD. Amid international pressure to allow the currency to float freely, subject to market forces, in July 2010 China announced that the Chinese Renminbi would be pegged to a basket of currencies. The Chinese government has not formally stated what currencies are contained in the basket of currencies. Although the USD/Chinese Renminbi exchange rate has been relatively stable since July 2010, there is no assurance that the exchange rate will remain stable. Volatility in the USD/Chinese Renminbi exchange rate could materially and adversely affect the performance of the Shares. Devaluation of the Chinese Renminbi relative to the USD would decrease the value of the Shares.

Foreign exchange rates are influenced by the factors identified in the preceding risk factor and may also be influenced by: changing supply and demand for a particular currency; monetary policies of governments (including exchange control programs, restrictions on local exchanges or markets and limitations on foreign investment in a country or on investment by residents of a country in other countries); changes in balances of payments and trade; trade restrictions; and currency devaluations and revaluations. These events and actions are unpredictable. Also, in the past, the Chinese government has implemented a variety of capital controls in order to influence the price of the Chinese Renminbi relative to the USD. Capital controls include the prohibition of, or restrictions on, the ability to buy, sell or transfer Chinese Renminbi. The exercise of such controls by the Chinese government is unpredictable.

If interest earned by the Trust does not exceed expenses, the Trustee will withdraw Chinese Renminbi from the Trust to pay these excess expenses which will reduce the amount of Chinese Renminbi represented by each Share and potentially result in adverse tax consequences for Shareholders.

Each outstanding Share will represent a fractional, undivided interest in the Chinese Renminbi held by the Trust. Although the Trust will generate interest, it is possible that the amount of interest earned may not exceed expenses, in which case the Trustee will withdraw Chinese Renminbi from the Trust to pay these excess expenses. As a result, the amount of Chinese Renminbi represented by each Share may gradually decline over time. This is true even if additional Shares are issued in exchange for additional deposits of Chinese Renminbi into the Trust, as the amount of Chinese Renminbi required to create Shares will proportionately reflect the amount of Chinese Renminbi represented by the Shares outstanding at the time of creation. Assuming a constant Chinese Renminbi price, if expenses exceed interest earned, the trading price of the Shares will gradually decline relative to the price of the Chinese Renminbi as the amount of Chinese Renminbi represented by the Shares gradually declines. In this event, the Shares will only maintain their original price if the price of the Chinese Renminbi increases. There is no guarantee that interest earned by the Trust in the future will exceed the Trust’s expenses.

Investors should be aware that a gradual decline in the amount of Chinese Renminbi represented by the Shares may occur regardless of whether the trading price of the Shares rises or falls in response to changes in the price of the Chinese Renminbi. The estimated ordinary operating expenses of the Trust, which accrue daily, are described in “Investment Attributes of the Trust — Trust Expenses.”

The payment of expenses by the Trust will result in a taxable event to Shareholders. To the extent Trust expenses exceed interest paid to the Trust, a gain or loss may be recognized by Shareholders depending on the tax basis of the tendered Chinese Renminbi. See “United States Federal Tax Consequences – Taxation of U.S. Shareholders” for more information.

The interest rate paid by the Depository, if any, may not be the best rate available. If the Sponsor determines that the interest rate is inadequate, then its sole recourse is to remove the Depository and terminate the Deposit Accounts.

The Depository is committed to endeavor to pay a competitive interest rate on the balance of Chinese Renminbi in the primary deposit account of the Trust, but there is no guarantee of the amount of interest that will be paid, if any, on this account. Interest on the primary deposit account, if any, accrues daily and is paid monthly. The initial annual nominal interest rate as set forth in the Deposit Account Agreement is 0.1%. The Depository may change the rate at which interest accrues, including reducing the interest rate to zero, based upon changes in market conditions or the Depository’s liquidity needs. The Depository will notify the Sponsor of the interest rate applied each business day after the close of such business day. The Sponsor will disclose the current interest rate on the Trust’s website. If the Sponsor believes that the interest rate paid by the Depository is not adequate, the Sponsor’s sole recourse is to remove the Depository and terminate the Deposit Accounts. The Depository is not paid a fee for its services to the Trust; rather, it generates income or loss based on its ability to earn a “spread” or “margin” over the interest it pays to the Trust by using the Trust’s Chinese Renminbi to make loans or in other banking operations. For these reasons, you should not expect that the Trust will be paid the best available interest rate at any time or over time.

If the Trust incurs expenses in USD, the Trust would be required to sell Chinese Renminbi to pay these expenses. The sale of the Trust’s Chinese Renminbi to pay expenses in USD at a time of low Chinese Renminbi prices could adversely affect the value of the Shares.

The Trustee will sell Chinese Renminbi held by the Trust to pay Trust expenses, if any, incurred in USD, irrespective of then-current Chinese Renminbi prices. The Trust is not actively managed and no attempt will be made to buy or sell Chinese Renminbi to protect against or to take advantage of fluctuations in the price of the Chinese Renminbi. Consequently, if the Trust incurs expenses in USD, the Trust’s Chinese Renminbi may be sold at a time when the Chinese Renminbi price is low, resulting in a negative effect on the value of the Shares.

The Deposit Accounts are not entitled to payment at any office of JPMorgan Chase Bank, N.A. located in the United States.

The federal laws of the United States prohibit banks located in the United States from paying interest on unrestricted demand deposit accounts. Therefore, payments out of the Deposit Accounts will be payable only at the London branch of JPMorgan Chase Bank, N.A., located in England. The Trustee will not be entitled to demand payment of these accounts at any office of JPMorgan Chase Bank, N.A. that is located in the United States. JPMorgan Chase Bank, N.A. will not be required to repay the deposit if its London branch cannot repay the deposit due to an act of war, insurrection or civil strife or an action by a foreign government or instrumentality (whether de jure or de facto) in England.

Shareholders do not have the protections associated with ownership of a demand deposit account insured in the United States by the Federal Deposit Insurance Corporation nor the protection provided for bank deposits under English law.

Neither the Shares nor the Deposit Accounts and the Chinese Renminbi deposited in them are deposits insured against loss by the FDIC, any other federal agency of the United States or the Financial Services Compensation Scheme of England.

If the Depository becomes insolvent, its assets might not be adequate to satisfy a claim by the Trust or any Authorized Participant. In addition, in the event of the insolvency of the Depository or the U.S. bank of which it is a branch, there may be a delay and costs incurred in recovering the Chinese Renminbi held in the Deposit Accounts.

Chinese Renminbi deposited in the Deposit Accounts by an Authorized Participant are commingled with Chinese Renminbi deposited by other Authorized Participants and are held by the Depository in either the primary deposit account or the secondary deposit account of the Trust. Chinese Renminbi held in the Deposit Accounts are not segregated from the Depository’s other assets.

The Trust has no proprietary rights in or to any specific Chinese Renminbi held by the Depository and will be an unsecured creditor of the Depository with respect to the Chinese Renminbi held in the Deposit Accounts in the event of the insolvency of the Depository or the U.S. bank of which it is a branch. In the event the Depository or the U.S. bank of which it is a branch becomes insolvent, the Depository’s assets might not be adequate to satisfy a claim by the Trust or any Authorized Participant for the amount of Chinese Renminbi deposited by the Trust or the Authorized Participant and, in such event, the Trust and any Authorized Participant will generally have no right in or to assets other than those of the Depository.

In the case of insolvency of the Depository or JPMorgan Chase Bank, N.A., the U.S. bank of which the Depository is a branch, a liquidator may seek to freeze access to the Chinese Renminbi held in all accounts by the Depository, including the Deposit Accounts. The Trust and the Authorized Participants could incur expenses and delays in connection with asserting their claims. These problems would be exacerbated by the fact that the Deposit Accounts are not held in the U.S. but instead are held at the London branch of a U.S. national bank, where they are subject to English insolvency law. Further, under U.S. law, in the case of the insolvency of JPMorgan Chase Bank, N.A., the claims of creditors in respect of accounts (such as the Trust’s Deposit Accounts) that are maintained with an overseas branch of JPMorgan Chase Bank, N.A. will be subordinate to claims of creditors in respect of accounts maintained with JPMorgan Chase Bank, N.A. in the U.S., greatly increasing the risk that the Trust and the Trust’s beneficiaries would suffer a loss.

Shareholders do not have the protections associated with ownership of shares in an investment company registered under the Investment Company Act.

The Investment Company Act is designed to protect investors by preventing: insiders from managing investment companies to their benefit and to the detriment of public investors; the issuance of securities having inequitable or discriminatory provisions; the management of investment companies by irresponsible persons; the use of unsound or misleading methods of computing earnings and asset value; changes in the character of investment companies without the consent of investors; and investment companies from engaging in excessive leveraging. To accomplish these ends, the Investment Company Act requires the safekeeping and proper valuation of fund assets, restricts greatly transactions with affiliates, limits leveraging, and imposes governance requirements as a check on fund management.

The Trust is not registered as an investment company under the Investment Company Act and is not required to register under that act. Consequently, Shareholders do not have the regulatory protections afforded to investors in registered investment companies.

Shareholders do not have the rights enjoyed by investors in certain other financial instruments.

As interests in a grantor trust, the Shares have none of the statutory rights normally associated with the ownership of shares of a business corporation, including, for example, the right to bring “oppression” or “derivative” actions. Apart from the rights afforded to them by federal and state securities laws, Shareholders have only those rights relative to the Trust, the Trust property and the Shares that are set forth in the Depositary Trust Agreement. In this connection, the Shareholders have limited voting and distribution rights. They do not have the right to elect directors. See “Description of the Shares” for a description of the limited rights of the Shareholders.

The Shares may trade at a price which is at, above, or below the NAV per Share.

The NAV per Share fluctuates with changes in the market value of the Trust’s assets. The market price of Shares can be expected to fluctuate in accordance with changes in the NAV per Share, but also in response to market supply and demand. As a result, the Shares might trade at prices at, above or below the NAV per Share.

The Depository owes no fiduciary duties to the Trust or the Shareholders, is not required to act in their best interest and could resign or be removed by the Sponsor, which would trigger early termination of the Trust.

The Depository is not a trustee for the Trust or the Shareholders. As stated above, the Depository is not obligated to maximize the interest rate paid to the Trust. In addition, the Depository has no duty to continue to act as the depository of the Trust. The Depository can terminate its role as depository for any reason whatsoever upon 150 days’ notice to the Trust. If directed by the Sponsor, the Trustee must terminate the Depository. Such a termination might result, for example, if the Sponsor determines that the interest rate paid by the Depository is inadequate. In the event that the Depository were to resign or be removed, the Trust will be terminated.

Shareholders may incur significant fees upon the termination of the Trust.

The occurrence of any one of several events would either require the Trust to terminate or permit the Sponsor to terminate the Trust. For example, if the Depository were to resign or be removed, then the Sponsor would be required to terminate the Trust. Authorized Participants tendering Baskets within 90 days of the Trust’s termination will receive the amount of Chinese Renminbi represented by their Baskets. Shareholders may incur significant fees if they choose to convert the Chinese Renminbi they receive to USD. See “Description of the Depositary Trust Agreement — Termination of the Trust” for more information about the termination of the Trust, including when the termination of the Trust may be triggered by events outside the direct control of the Sponsor, the Trustee or the Shareholders.

Redemption orders are subject to rejection by the Trustee under certain circumstances.

The Trustee will reject a redemption order if the order is not in proper form as described in the Participant Agreement or if the fulfillment of the order, in the opinion of its counsel, might be unlawful. Any such rejection could adversely affect a redeeming Shareholder. For example, the resulting delay would adversely affect the value of the Shareholder’s redemption distribution if the NAV were to decline during the delay. See “Creation and Redemption of Shares — Redemption Procedures — Suspension or rejection of redemption orders.” In the Depositary Trust Agreement, the Sponsor and the Trustee disclaim any liability for any loss or damage that may result from any such rejection.

Substantial sales of Chinese Renminbi by the official sector could adversely affect an investment in the Shares.

The official sector consists of central banks, other governmental agencies and multi-lateral institutions that buy, sell and hold Chinese Renminbi as part of their reserve assets. The official sector holds a significant amount of Chinese Renminbi that can be mobilized in the open market. In the event that future economic, political or social conditions or pressures require members of the official sector to sell their Chinese Renminbi simultaneously or in an uncoordinated manner, the demand for Chinese Renminbi might not be sufficient to accommodate the sudden increase in the supply of Chinese Renminbi to the market. Consequently, the price of the Chinese Renminbi could decline, which would adversely affect an investment in the Shares.

Shareholders that are not Authorized Participants may only purchase or sell their Shares in secondary trading markets.

Only Authorized Participants may create or redeem Baskets through the Trust. All other investors that desire to purchase or sell Shares must do so through NYSE Arca or in other markets, if any, in which the Shares are traded.

The liability of the Sponsor and the Trustee under the Depositary Trust Agreement is limited and, except as set forth in the Depositary Trust Agreement, they are not obligated to prosecute any action, suit or other proceeding in respect of any Trust property.

The Depositary Trust Agreement provides that neither the Sponsor nor the Trustee assumes any obligation or is subject to any liability under the Trust Agreement to any Shareholder, except that they each agree to perform their respective obligations specifically set forth in the Depositary Trust Agreement without negligence or bad faith. Additionally, neither the Sponsor nor the Trustee is obligated to, although each may in its respective discretion, prosecute any action, suit or other proceeding in respect of any Trust property. The Depositary Trust Agreement does not confer upon Shareholders the right to prosecute any such action, suit or other proceeding.

The Depositary Trust Agreement may be amended to the detriment of Shareholders without their consent.

The Sponsor and the Trustee may amend most provisions (other than those addressing core economic rights) of the Depositary Trust Agreement without the consent of any Shareholder. Such an amendment could impose or increase fees or charges borne by the Shareholders. Any amendment that increases fees or charges (other than taxes and other governmental charges, registration fees or other expenses), or that otherwise prejudices any substantial existing rights of Shareholders, will not become effective until 30 days after written notice is given to Shareholders.

The License Agreement with The Bank of New York Mellon may be terminated by The Bank of New York Mellon in the event of a material breach. Termination of the License Agreement might lead to early termination and liquidation of the Trust.

The Bank of New York Mellon and an affiliate of the Sponsor have entered into a License Agreement granting the Sponsor’s affiliate a license to certain patent applications made by The Bank of New York Mellon covering systems and methods for securitizing a commodity. The Sponsor’s affiliate has sublicensed the license to the Sponsor. The license is limited to a non-exclusive grant for the life of The Bank of New York Mellon’s patents and patent applications. The License Agreement provides that each of the parties may provide notice of intent to terminate the License Agreement in the event the other party commits a material breach. If the License Agreement is terminated and one or more of The Bank of New York Mellon’s patent applications issue as patents, then The Bank of New York Mellon may claim that the operation of the Trust violates its patent or patents and seek an injunction forcing the Trust to cease operation and the Shares to cease trading. In that case, the Trust might be forced to terminate and liquidate, which would adversely affect Shareholders.

Glossary of Terms

In this prospectus, each of the following terms has the meaning assigned to it here:

“Authorized Participant” — A DTC Participant that is a registered broker-dealer or other securities market participant such as a bank or other financial institution that is not required to register as a broker-dealer to engage in securities transactions and that has entered into a Participant Agreement with the Sponsor and the Trustee. Only Authorized Participants may place orders to create or redeem Baskets.

“Basket Chinese Renminbi Amount” — The deposit required to create one or more Baskets pursuant to a purchase order. This deposit will be an amount of Chinese Renminbi bearing the same proportion to the number of Baskets to be created as the total assets of the Trust (net of estimated accrued but unpaid expenses) bears to the number of Baskets outstanding on the date that the order to purchase is accepted by the Trustee.

“Chinese Renminbi” — The official currency of the People’s Republic of China.

“Chinese Yuan” — The unit of account for Chinese Renminbi.

“Closing Spot Rate” — The USD/Chinese Renminbi exchange rate as determined by The WM Company at 4:00 PM (London fixing) on each day that NYSE Arca is open for regular trading.

“Deposit Account Agreement” — The agreements, including the Account Application and the JPMorgan Chase Bank, N.A. Global Account Terms, between the Trustee and the Depository establishing the Deposit Accounts with the Depository.

“Deposit Accounts” — The primary and secondary Chinese Renminbi-denominated, demand accounts of the Trust established with the Depository by the Deposit Account Agreement. The Deposit Accounts hold the Chinese Renminbi deposited with the Trust.

“Depositary Trust Agreement” – The agreement between the Trustee and the Sponsor establishing and governing the operations of the Trust.

“DTC” — The Depository Trust Company. DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the U.S. Federal Reserve System and a clearing agency registered with the SEC. DTC acts as the securities depository for the Shares.

“DTC Participant” — Participants in DTC, such as banks, brokers, dealers and trust companies.

“Foreign exchange” — The exchange of one currency for another.

“Indirect Participants” — Those banks, brokers, dealers, trust companies and others that maintain, either directly or indirectly, a custodial relationship with a DTC Participant.

“Internal Revenue Code” — The Internal Revenue Code of 1986, as amended.

“Investment Company Act” — The Investment Company Act of 1940, as amended.

“NAV” — Net asset value. The Trustee calculates, and the Sponsor publishes, the Trust’s NAV each business day as soon as practicable after The WM Company announces the Closing Spot Rate. To calculate the NAV, the Trustee adds to the amount of Chinese Renminbi in the Trust at the end of the preceding day accrued but unpaid interest, if any, Chinese Renminbi receivable under pending purchase orders and the value of other Trust assets, and subtracts the accrued but unpaid Sponsor’s fee, Chinese Renminbi payable under pending redemption orders and other Trust expenses and liabilities, if any.

“Participant Agreement” — An agreement entered into by each Authorized Participant with the Sponsor and the Trustee that states the procedures for the creation and redemption of Baskets and for the delivery of Chinese Renminbi required for creation and redemption.

“Securities Act” — The Securities Act of 1933, as amended.

“Securities Exchange Act” — The Securities Exchange Act of 1934, as amended.

“Shareholder” — Any owner of a Share (whether such owner owns through DTC, a DTC Participant or an Indirect Participant).

“Sponsor Indemnified Party” — The Sponsor, its members, officers, employees and agents.

“SWIFT” — Society for Worldwide Interbank Financial Telecommunication.

“The WM Company” — The World Markets Company PLC, a State Street business.

“USD” or “$” — United States Dollar or Dollars.

Statement Regarding Forward-Looking Statements

This prospectus includes “forward-looking statements” which generally relate to future events or future performance. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or the negative of these terms or other comparable terminology. All statements (other than statements of historical fact) included in this prospectus that address activities, events or developments that will or may occur in the future, including such matters as changes in currency prices and market conditions (for the Chinese Renminbi and the Shares), the Trust’s operations, the Sponsor’s plans and references to the Trust’s future success and other similar matters are forward-looking statements. These statements are only predictions. Actual events or results may differ materially. These statements are based upon certain assumptions and analyses the Sponsor made, based on its perceptions of historical trends, current conditions and expected future developments, as well as other factors appropriate in the circumstances. Whether or not actual results and developments will conform to the Sponsor’s expectations and predictions, however, is subject to a number of risks and uncertainties, including the special considerations discussed in this prospectus, general economic, market and business conditions, changes in laws and regulations, including those concerning taxes, made by governmental authorities and regulatory bodies and other world economic and political developments. See “Risk Factors.” Consequently, all forward-looking statements made in this prospectus are qualified by these cautionary statements, and there can be no assurance that the actual results or developments that the Sponsor anticipates will be realized or, even if substantially realized, that they will result in the expected consequences to, or have the expected effects on, the Trust’s operations or the value of the Shares. Moreover, neither the Sponsor nor any other person assumes responsibility for the accuracy or completeness of the forward-looking statements. Neither the Trust nor the Sponsor is under a duty to update any of the forward-looking statements to conform such statements to actual results or to reflect a change in the Sponsor’s expectations or predictions.

Use of Proceeds

The proceeds received by the Trust from the issuance and sale of Baskets are Chinese Renminbi. Such proceeds will be deposited into the Deposit Accounts. In accordance with the Depositary Trust Agreement, during the life of the Trust these proceeds will only be (1) owned by the Trust and held by the Depository, (2) disbursed or sold as needed to pay the Trust’s expenses, and (3) distributed to Authorized Participants upon the redemption of Baskets.

Overview of the Foreign Exchange Industry

There are three major kinds of transactions in the traditional foreign exchange markets: spot transactions, outright forwards and foreign exchange swaps. “Spot” trades are foreign exchange transactions that settle typically within two business days with the counterparty to the trade. “Forward” trades are transactions that settle on a date beyond spot and “swap” transactions are transactions in which two parties exchange two currencies on one or more specified dates over an agreed period and exchange them again when the period ends. There also are transactions in currency options, which trade both over-the-counter and, in the U.S., on the Philadelphia Stock Exchange. Currency futures are transactions in which an institution buys or sells a standardized amount of foreign currency on an organized exchange for delivery on one of several specified dates. Currency futures are traded in a number of regulated markets, including the International Monetary Market division of the Chicago Mercantile Exchange, the Singapore Exchange Derivatives Trading Limited (formerly the Singapore International Monetary Exchange, or SIMEX) and the London International Financial Futures Exchange (LIFFE).

Participants in the foreign exchange market have various reasons for participating. Multinational corporations and importers need foreign currency to acquire materials or goods from abroad. Banks and multinational corporations sometimes require specific wholesale funding for their commercial loan or other foreign investment portfolios. Some participants hedge open currency exposure through off-balance-sheet products.

The primary market participants in foreign exchange are banks (including government-controlled central banks), investment banks, money managers, multinational corporations and institutional investors. The most significant participants are the major international commercial banks that act both as brokers and as dealers. In their dealer role, these banks maintain long or short positions in a currency and seek to profit from changes in exchange rates. In their broker role, the banks handle buy and sell orders from commercial customers, such as multinational corporations. The banks earn commissions when acting as agent. They profit from the spread between the rates at which they buy and sell currency for customers when they act as principal.

Much of the foregoing information is taken from A Foreign Exchange Primer by Shani Shamah (John Wiley & Sons Ltd., 2003).

The Chinese Renminbi

In 2010, China became the world’s largest exporter and the second largest economy in the world. China has sustained average economic growth of over 9.5% for the past 26 years. With the world’s largest population of approximately 1.3 billion people, China’s 2010 gross domestic product per capita was $7,600.

Chinese Renminbi has been the official currency of China since 1949. The People’s Bank of China has been functioning as the central bank of China since 1983. After keeping its currency pegged to the USD, in July 2005 China revalued its currency by 2.1% against the USD and moved to an exchange rate system that referenced a basket of currencies said by the Chinese government to include currencies of China’s major trading partners such as the USD, Euro, Japanese Yen and Singapore Dollar. In 2008, during the global financial crisis, China pegged the Chinese Renminbi to the USD again. Amid international pressure to allow the currency to float freely, subject to market forces, China announced a return to the basket-based approach in July 2010. The mix of currencies contained in the “basket” is controlled by the Chinese government, and the exact allocations are unknown to the public.

As part of China’s plans to make Chinese Renminbi a more flexible currency for settling cross-border trade, with the ultimate aim of creating a freely floating (unpegged) currency, China has implemented two versions of its currency: the onshore version (CNY) and the offshore version (CNH). The reason for using two versions is to facilitate a controlled roll-out of Chinese Renminbi as an international currency for trade, investment and reserve, without exposing the Chinese economy to possible shocks.

The advent of CNH began in 2003 when the People’s Bank of China and the Hong Kong Monetary Authority agreed that Hong Kong banks could conduct personal business in Chinese Renminbi on a trial basis and The Bank of China (Hong Kong) was designated as the Chinese Renminbi clearing bank. The roll-out progressed slowly until the summer of 2010, when a flurry of government initiatives led to, among other things, expansion of the CNY trade settlement scheme to include businesses from 20 provinces in mainland China, creation of CNH investment products, and increased opportunity for movement of CNH onto the mainland.

The Chinese Renminbi deposited into and held by the Trust, and accordingly represented by Shares, are the CNH version of the currency.

Although CNY and CNH are the same currency, they have different exchange rates due to different supply and demand conditions. The chart below demonstrates a comparison of the spot rates for the CNY and CNH:

Source: Bloomberg Professional Service

In addition, China has adopted restrictive regulations concerning international transfer and settlement of, and other transactions involving, CNY, while CNH, in contrast, is less-regulated.

The following chart illustrates movements in the price of the Chinese Renminbi in USD as reported by the Bloomberg Professional Service.

Investment Attributes of the Trust

The investment objective of the Trust is for the Shares to reflect the price in USD of the Chinese Renminbi. The Sponsor believes that, for many investors, the Shares represent a cost-effective means of investing in the foreign exchange market. As the value of the Shares is tied to the value of the Chinese Renminbi held by the Trust, it is important in understanding the investment attributes of the Shares to first understand the investment attributes of the Chinese Renminbi.

REASONS FOR INVESTING IN THE CHINESE RENMINBI

All forms of investment carry some degree of risk. Although the Shares have certain unique risks described in “Risk Factors,” generally these are the same risks as investing directly in the Chinese Renminbi. Moreover, investment in the Shares may help to balance a portfolio or protect against currency swings, thereby reducing overall risk.

Investors may wish to invest in the Chinese Renminbi in order to take advantage of short-term tactical or long-term strategic opportunities. From a tactical perspective, an investor that believes that the USD is weakening relative to the Chinese Renminbi may choose to buy Shares in order to capitalize on the potential movement. An investor that believes that the Chinese Renminbi is overvalued relative to the USD may choose to sell Shares. Sales may also include short sales that are permitted under SEC and exchange regulations.

From a strategic standpoint, since currency movements can affect returns on cross-border investments and businesses, both individual investors and businesses may choose to hedge their currency risk through the purchase or sale of Chinese Renminbi. For example, in the case where a U.S. investor has a portfolio consisting of Chinese equity and fixed income securities, the investor may decide to hedge the currency exposure that exists within the Chinese portfolio by selling an appropriate amount of Shares. Again, such sales may include short sales in accordance with applicable SEC regulations. In doing this, the U.S. investor may be able to mitigate the impact that changes in exchange rates have on the returns associated with Chinese equity and fixed income components of the portfolio.

Similarly, a business that has currency exposure because it manufactures or sells its products abroad is exposed to exchange rate risk. Buying or selling Shares in appropriate amounts can reduce the business’s exchange rate risk.

More generally, investors that wish to diversify their investment portfolios with a wider range of non-correlative investments may desire to invest in foreign currencies. Non-correlative asset classes, such as foreign currencies, are often used to enhance investment portfolios by making them more consistent and less volatile. Less volatility means lower risk and closer proximity to an expected return.

COST-EFFICIENT PARTICIPATION IN THE MARKET FOR THE CHINESE RENMINBI

The Shares are intended to provide institutional and retail investors with a simple, cost-effective means of gaining investment benefits similar to those of holding Chinese Renminbi. The costs of purchasing Shares should not exceed the costs associated with purchasing any other publicly-traded equity securities. The Shares are an investment that is:

Easily Accessible. Investors are able to access the market for the Chinese Renminbi through a traditional brokerage account. The Shares are bought and sold on NYSE Arca like any other exchange-listed security.

Exchange-Traded. Because they are traded on NYSE Arca, the Shares provide investors with an efficient means of implementing investment tactics and strategies that involve Chinese Renminbi. NYSE Arca-listed securities are eligible for margin accounts. Accordingly, investors are able to purchase and hold Shares with borrowed money to the extent permitted by law.

Transparent. The Shares are backed by the assets of the Trust, which does not hold or use derivative products. The value of the holdings of the Trust are reported on the Trust’s website, www.currencyshares.com, every business day.

Investing in the Shares will not insulate the investor from price volatility or other risks. See “Risk Factors.”

INTEREST ON DEPOSITED CHINESE RENMINBI

JPMorgan Chase Bank, N.A., London Branch, maintains two deposit accounts for the Trust: a primary deposit account that may earn interest and a secondary deposit account that does not earn interest. Interest on the primary deposit account, if any, accrues daily and is paid monthly. The initial annual nominal interest rate as set forth in the Deposit Account Agreement is 0.1%. The Depository may change the rate at which interest accrues based upon changes in market conditions or the Depository’s liquidity needs. The Depository will notify the Sponsor of the interest rate applied each business day after the close of such business day. The Sponsor will disclose the current interest rate on the Trust’s website. If the Sponsor believes that the interest rate paid by the Depository is not competitive, the Sponsor’s sole recourse will be to remove the Depository by terminating the Deposit Account Agreement and closing the accounts.

The secondary deposit account is used to account for any interest that may be received and paid on creations and redemptions of Baskets. The secondary deposit account is also used to account for interest earned on the primary deposit account, if any, pay Trust expenses and distribute any excess interest to Shareholders on a monthly basis. In the event that the interest deposited exceeds the sum of the Sponsor’s fee for the prior month plus other Trust expenses, if any, then the Trustee will direct that the excess be converted into USD at a prevailing market rate and the Trustee will distribute the USD as promptly as practicable to Shareholders on a pro-rata basis (in accordance with the number of Shares that they own).

TRUST EXPENSES

The Trust’s only ordinary recurring expense is expected to be the Sponsor’s fee. The Sponsor has agreed to assume and pay the following administrative and marketing expenses of the Trust: the Trustee’s monthly fee, typical maintenance and transaction fees of the Depository, NYSE Arca listing fees, SEC registration fees, printing and mailing costs, audit fees and expenses, up to $100,000 per annum in legal fees and expenses, and applicable license fees. The Sponsor will also pay the costs of the Trust’s organization and the costs of the initial sale of the Shares, including the applicable SEC registration fees. The Sponsor’s fee accrues daily at an annual nominal rate of 0.40% of the Chinese Renminbi in the Trust. Each month, the Trust first withdraws Chinese Renminbi the Trust has earned as interest, if any, to pay the Sponsor’s fee and any other Trust expenses that have been incurred. If that interest is not sufficient to fully pay the Sponsor’s fee and other Trust expenses, then the Trustee will withdraw Chinese Renminbi as needed from the primary deposit account to pay these expenses. Shareholders do not have the option of choosing to pay their proportionate share of the excess expenses in lieu of having their share of expenses paid by withdrawing Chinese Renminbi from the primary deposit account. If the Trust were to incur expenses in USD (which is not anticipated), Chinese Renminbi will be converted to USD at a prevailing market rate at the time of conversion to pay these expenses. An example of when the Trust may incur expenses in USD would be in the unanticipated instance where the Sponsor determines that it will resign, thereby terminating the Trust, and the Trust then undertakes an orderly dissolution, all due to changes or restrictions imposed by the Chinese government requiring reversion of Chinese Renminbi into USD. The payment of expenses in Chinese Renminbi and the conversion of Chinese Renminbi to USD, if required to pay expenses of the Trust, are taxable events to Shareholders. See “United States Federal Tax Consequences — Taxation of U.S. Shareholders.”

In certain exceptional cases the Trust will pay for some expenses in addition to the Sponsor’s fee. These exceptions include expenses not assumed by the Sponsor, taxes and governmental charges, expenses and costs of any extraordinary services performed by the Trustee or the Sponsor on behalf of the Trust or action taken by the Trustee or the Sponsor to protect the Trust or the interests of Shareholders, indemnification of the Sponsor under the Depositary Trust Agreement, and legal expenses in excess of $100,000 per year.

In the event that none of the extraordinary expenses described in the immediately preceding paragraph are charged to the Trust, an investment of $10,000 in Shares will incur an annual fee of approximately $40, or approximately $200 over five years. Additionally, investors should expect to pay customary brokerage fees and expenses for each purchase or sale of Shares. An Authorized Participant will pay transaction fees to the Trustee, which will not be contributed to the Trust, for each creation or redemption order.

Description of the Trust

The Trust was formed under the laws of the State of New York on August 16, 2011 when the Sponsor and the Trustee signed the Depositary Trust Agreement and the Sponsor deposited 500 Chinese Yuan in the primary deposit account. The Trust holds Chinese Renminbi and is expected from time to time to issue Baskets in exchange for deposits of Chinese Renminbi and to distribute Chinese Renminbi in connection with redemptions of Baskets. The investment objective of the Trust is for the Shares to reflect the price in USD of the Chinese Renminbi. The material terms of the Depositary Trust Agreement are discussed under “Description of the Depositary Trust Agreement.” The Shares represent units of fractional undivided beneficial interest in, and ownership of, the Trust. The Trust is not managed like a business corporation or an active investment vehicle. The Chinese Renminbi held by the Trust will only be sold (1) if needed to pay Trust expenses, (2) in the event the Trust terminates and liquidates its assets or (3) as otherwise required by law or regulation. The payment of expenses in Chinese Renminbi and the conversion of Chinese Renminbi to USD, if necessary to pay expenses of the Trust, are taxable events to Shareholders. See “United States Federal Tax Consequences — Taxation of U.S. Shareholders.”

The Trust is not registered as an investment company under the Investment Company Act and is not required to register under such Act.

The Trust creates and redeems Shares from time to time, but only in whole Baskets. A Basket is a block of 50,000 Shares. The number of Shares outstanding is expected to increase and decrease from time to time as a result of the creation and redemption of Baskets. Authorized Participants pay for Baskets with Chinese Renminbi. Shareholders pay for Shares with USD.

The creation and redemption of Baskets requires the delivery to the Trust or the distribution by the Trust of the amount of Chinese Renminbi represented by the Baskets being created or redeemed. This amount is based on the total Chinese Renminbi represented by the number of Shares included in the Baskets being created or redeemed. Baskets may be created or redeemed only by Authorized Participants. Authorized Participants will pay transaction fees for each order to create or redeem Baskets. See “Creation and Redemption of Shares.” Authorized Participants may sell to other investors all or part of the Shares included in the Baskets that they purchase from the Trust. See “Plan of Distribution.”

The Trustee will calculate, and the Sponsor will publish, the Trust’s NAV each business day. To calculate the NAV, the Trustee will add to the amount of Chinese Renminbi in the Trust at the end of the preceding day accrued but unpaid interest, Chinese Renminbi receivable under pending purchase orders and the value of other Trust assets, and will subtract the accrued but unpaid Sponsor’s fee, Chinese Renminbi payable under pending redemption orders and other Trust expenses and liabilities, if any. The NAV will be expressed in USD based on the Closing Spot Rate. The Trustee also determines the NAV per Share, which equals the NAV of the Trust divided by the number of outstanding Shares. See “Description of the Depositary Trust Agreement — Valuation of the Chinese Renminbi; Definition of Net Asset Value” for a more detailed description of how the NAV of the Trust and the NAV per Share are calculated.

The Trust’s assets will consist only of Chinese Renminbi on demand deposit in two Chinese Renminbi -denominated accounts at JPMorgan Chase Bank, N.A., London Branch: a primary deposit account that may earn interest and a non-interest bearing secondary account. The Trust does not hold any derivative products. Each Share represents a proportional interest, based on the total number of Shares outstanding, in the Chinese Renminbi owned by the Trust, plus accrued and unpaid interest, if any, less accrued but unpaid expenses (both asset-based and non-asset based) of the Trust. The Sponsor expects that the price of a Share will fluctuate in response to fluctuations in the price of the Chinese Renminbi and that the price of a Share will reflect accumulated interest as well as the estimated accrued but unpaid expenses of the Trust.

Investors may obtain, 24 hours a day, foreign exchange pricing information based on the spot price of the Chinese Renminbi from various financial information service providers. Current spot prices are also generally available with bid/ask spreads from foreign exchange dealers. In addition, the Trust’s website, www.currencyshares.com, will provide ongoing pricing information for Chinese Renminbi spot prices and the Shares. Market prices for the Shares are available from a variety of sources, including brokerage firms, information websites and other information service providers. One such website is hosted by Bloomberg,http://www.bloomberg.com/markets/currencies/asiapac_currencies.html, and it regularly reports current foreign exchange pricing information. The NAV of the Trust is published by the Sponsor on each day that NYSE Arca is open for regular trading and is posted on the Trust’s website. The Trust will terminate upon the occurrence of any of the termination events listed in the Depositary Trust Agreement and will otherwise terminate on August 16, 2051. See “Description of the Depositary Trust Agreement — Termination of the Trust.”

The Sponsor

The Sponsor of the Trust is Rydex Specialized Products LLC, a Delaware limited liability company. The Sponsor and its affiliates collectively do business as “Rydex Investments.” The principal offices of the Sponsor and the Trust are the offices of Rydex Investments at 805 King Farm Boulevard, Suite 600, Rockville, Maryland 20850, and the Sponsor does not own or lease any other property.

Rydex Specialized Products LLC sponsored the first exchange-traded product limited solely to particular foreign currency, the CurrencyShares® Euro Trust (NYSE Arca: FXE). In addition to the CurrencyShares® Euro Trust and the Trust, Rydex also sponsors eight other exchange-traded products limited solely to foreign currency, as follows: CurrencyShares® Australian Dollar Trust (NYSE Arca: FXA); CurrencyShares® British Pound Sterling Trust (NYSE Arca: FXB); CurrencyShares® Canadian Dollar Trust (NYSE Arca: FXC); CurrencyShares® Japanese Yen Trust (NYSE Arca: FXY); CurrencyShares® Mexican Peso Trust (NYSE Arca: FXM); CurrencyShares® Russian Ruble Trust (NYSE Arca: XRU); CurrencyShares® Swedish Krona Trust (NYSE Arca: FXS); and CurrencyShares® Swiss Franc Trust (NYSE Arca: FXF).

Nikolaos Bonos and Joseph Arruda serve as the Chief Executive Officer and Chief Financial Officer of the Sponsor, respectively. The Sponsor’s Board of Managers is composed of Mr. Arruda, Mr. Bonos and Michael Byrum.

Nikolaos Bonos, 47, has been the Chief Executive Officer of the Sponsor since May 2009. Mr. Bonos has been a Manager of the Sponsor since September 2005. Prior to his appointment as Chief Executive Officer, Mr. Bonos served as the Chief Financial Officer of the Sponsor beginning in September 2005. Mr. Bonos has served as Executive Officer of Rydex Fund Services LLC, an affiliate of the Sponsor, from January 2009 to the present and as Senior Vice President of Rydex Fund Services LLC, from December 2003 to August 2006 and Vice President of Accounting of Rydex Fund Services LLC, from 2001 to December 2003. Mr. Bonos holds a Bachelor of Science in Business Administration with a major in Finance from Suffolk University.

Joseph Arruda, 44, has been the Chief Financial Officer of the Sponsor since May 2009. Mr. Arruda has been a Manager of the Sponsor since July 2009. Prior to his appointment as Chief Financial Officer, Mr. Arruda served as Vice President, Fund Accounting, and Administration, of the Sponsor beginning in 2003. From 1997 to 2003, Mr. Arruda served as Vice President, Fund Accounting at State Street Corporation. He holds a Bachelor of Science with a Finance and Accounting concentration from Bridgewater State College.

Michael Byrum, 40, has served as a Manager of the Sponsor since September 2005. Since August 2006, he has served as the Chief Investment Officer, of Rydex Advisors II, LLC (RAII), and Rydex Advisors, LLC (RA), affiliates of the Sponsor, and each of which were merged into Security Investors, LLC, also an affiliate of the Sponsor, as of January 3, 2011. Mr. Byrum served as the Executive Vice President of RAII from December 2002 to May 2004, and as President of RA from May 2004 until January 2011. He has served as Senior Vice President of Security Investors, LLC, since December 1, 2010. Mr. Byrum is a Chartered Financial Analyst and has a Bachelor of Science in Business Administration with a major in Finance from Miami University of Ohio.

The Sponsor established the Trust and is responsible for the registration of the Shares. The Sponsor generally oversees the performance of the Trustee and the Trust’s principal service providers, but does not exercise day-to-day oversight over the Trustee or such service providers. The Sponsor regularly communicates with the Trustee to monitor the overall performance of the Trust. The Sponsor, with assistance and support from the Trustee, is responsible for preparing and filing periodic reports on behalf of the Trust with the SEC provides any required certification for such reports. The Sponsor designates the independent registered public accounting firm of the Trust and from time to time employs legal counsel for the Trust.

The Distributor will assist the Sponsor in marketing the Shares. The Sponsor may determine to engage additional or successor distributors. See “The Distributor” for more information about the Distributor.

The Sponsor maintains a public website on behalf of the Trust, www.currencyshares.com, which contains information about the Trust and the Shares, and oversees certain Shareholder services, such as a call center and prospectus delivery.

The Sponsor may direct the Trustee in the conduct of its affairs, but only as provided in the Depositary Trust Agreement. For example, the Sponsor may direct the Trustee to terminate the Trust if certain criteria are met. If the market capitalization of the Trust is less than $300 million at any time for five consecutive trading days, then the Sponsor may, in accordance with the Depositary Trust Agreement, direct the Trustee to terminate and liquidate the Trust. If the Trustee shall be adjudged bankrupt or insolvent, or a receiver of the Trustee or of its property shall be appointed, or a trustee or liquidator or any public officer shall take charge or control of such Trustee or of its property or affairs for the purposes of rehabilitation, conservation or liquidation, then, in any such case, the Sponsor shall remove the Trustee, and such removal shall take effect upon the appointment of a successor trustee and its acceptance of such appointment. If at any time the Trustee ceases to be a qualified bank (as defined in the Depositary Trust Agreement) or is in material breach of its obligations under the Depositary Trust Agreement and the Trustee fails to cure such breach within 30 days after receipt by the Trustee of written notice specifying such default from the Sponsor or Shareholders acting on behalf of at least 25% of the outstanding Shares, the Sponsor may remove the Trustee. See “Description of the Depositary Trust Agreement — The Trustee — Resignation, discharge or removal of trustee; successor trustees” for more information.

Fees are paid by the Trust to the Sponsor as compensation for services performed under the Depositary Trust Agreement. The Sponsor’s fee accrues daily at an annual nominal rate of 0.40% of the Chinese Renminbi in the Trust. Additionally, Authorized Participants will pay a variable fee to the Sponsor for creation orders and redemption orders of two or more Baskets to compensate the Sponsor for costs associated with the registration of Shares. The variable fee paid to the Sponsor by an Authorized Participant will not exceed $2,000 for each creation or redemption order, as set forth in the Participant Agreement.

M7 Ventures, LLC, a Delaware limited liability company, provided product development support and consulting to the Sponsor in connection with the initial registration of the Shares and is expected to provide support and consulting services to the Sponsor for the duration of the Trust. M7 and the Sponsor have also agreed to collaborate with one another relative to the development and offering of other related currency products. M7 has invested significant resources in the development of the Shares. In consideration of M7’s past and future efforts, the Sponsor has agreed to pay M7 a recurring fee for the duration of the Trust. M7 and the Sponsor have agreed to maintain the confidentiality of all confidential and proprietary information that they share with one another. M7 has agreed not to solicit, initiate or encourage any inquiries, proposals or offers from anyone other than the Sponsor regarding the development of the Trust or of any other related currency products.

The Trustee

The Bank of New York Mellon, a banking corporation with trust powers organized under the laws of the State of New York, serves as the Trustee. The Bank of New York Mellon has a trust office at 2 Hanson Place, Brooklyn, New York 11217. The Bank of New York Mellon is subject to supervision by the New York State Banking Department and the Board of Governors of the U.S. Federal Reserve System. Information regarding creation and redemption Basket composition, the NAV of the Trust, transaction fees and the names of the parties that have executed Participant Agreements may be obtained from The Bank of New York Mellon. A copy of the Depositary Trust Agreement is available for inspection at The Bank of New York Mellon’s trust office identified above and on the SEC’s website at www.sec.gov. Under the Depositary Trust Agreement, the Trustee may be removed if it fails to maintain capital, surplus and undivided profits of $500 million.

The Trustee will earn a monthly fee that will be paid by the Sponsor.

The Trustee is generally responsible for the day-to-day administration of the Trust, including keeping the Trust’s operational records. The Trustee’s principal responsibilities include withdrawing the Trust’s Chinese Renminbi as needed to pay the Trust’s expenses, calculating the NAV of the Trust and the NAV per Share, receiving and processing orders from Authorized Participants to create and redeem Baskets and coordinating the processing of such orders with the Depository and DTC. See “The Depository.” The Trustee is not responsible for the overall performance of the Trust.

The Trustee did not select the Depository and is not responsible for the terms, validity or enforceability of the Deposit Account Agreement. The Trustee reviews statements of the Depository relating to the Trust’s deposit accounts and arranges for inspections and audits of the Trust’s deposit accounts and operations of the Depository when instructed by the Sponsor. The Trustee does not otherwise monitor the Depository and is not liable for any loss or damage resulting from any act, omission, insolvency or other failure of the Depository.

Following payment of the Sponsor’s fee and other Trust expenses, if any, the Trustee will direct that any interest on the primary deposit account that exceeds the Trust’s expenses be converted into USD and the Trustee will distribute the USD as promptly as practicable to Shareholders. See “Investment Attributes of the Trust — Interest on Deposited Chinese Renminbi.”

The Trustee intends to regularly communicate with the Sponsor regarding administration of the Trust. The Trustee, along with the Sponsor, consults with the Trust’s legal, accounting and other professional service providers as needed. The Trustee assists and supports the Sponsor with the preparation of all periodic reports required to be filed with the SEC on behalf of the Trust.

Affiliates of the Trustee may from time to time act as Authorized Participants or purchase or sell Chinese Renminbi or Shares for their own account.

The Depository

JPMorgan Chase Bank, N.A., London Branch, is the Depository. The Depository accepts Chinese Renminbi deposited with it as a banker by Authorized Participants in connection with the creation of Baskets. The Depository facilitates the transfer of Chinese Renminbi into and out of the Trust through the primary and secondary deposit accounts maintained with it as a banker by the Trust.

The Depository may pay interest on the primary deposit account. Interest on the primary deposit account, if any, accrues daily and is paid by the Depository monthly through a deposit into the secondary deposit account. If the Depository does not pay interest on the primary deposit account, the Trust may be required to utilize the principal in the account to cover its expenses, which would lead to dilution for the Shareholders. The Sponsor does not contemplate changing depositories in order to prevent Shareholders from experiencing dilution of the amount of Chinese Renminbi composing a Share, as the inconvenience to Authorized Participants that deliver currency to and receive currency from the present depository would be considerable and, in the experience of the Sponsor, other depositories are unlikely to be able to pay interest at an increased rate on a consistent basis so as to prevent such dilution.

The Depository is not paid a fee for its services to the Trust. The Depository earns a “spread” or “margin” over the rate of interest it pays to the Trust on the Chinese Renminbi deposit balances.

The Depository is not a trustee for the Trust or the Shareholders. For further information about the function of the Depository, see “Description of the Deposit Account Agreement.”

The Depository and its affiliates may from time to time act as Authorized Participants or purchase or sell Chinese Renminbi or Shares for their own account, as agent for their customers and for accounts over which they exercise investment discretion.

The Distributor

Rydex Distributors, LLC, a Kansas limited liability company, is the Distributor. The Distributor is a registered broker-dealer with the SEC and is a member of the Financial Industry Regulatory Authority, Inc.

The Distributor assists the Sponsor in developing an ongoing marketing plan for the Trust, preparing marketing materials regarding the Shares, including the content on the Trust’s website, www.currencyshares.com, executing the marketing plan for the Trust, and providing strategic and tactical research on the global foreign exchange market. The Distributor and the Sponsor are affiliates of one another. There is no written agreement between them, and no compensation is paid by the Sponsor to the Distributor in connection with services performed by the Distributor for the Trust. For more information about the distribution of the Shares, see “Plan of Distribution.”

Related Party Transaction

The Sponsor and the Trust are both parties to the Depositary Trust Agreement. Under the Depositary Trust Agreement, the Trust is obligated to pay the Sponsor, monthly in arrears, a fee that accrues daily at an annual nominal rate of 0.40% of the Chinese Renminbi in the Trust. For further information about the Depositary Trust Agreement, see “Description of the Depositary Trust Agreement.”

CurrencyShares Chinese Renminbi Trust Organizational Chart

The following chart illustrates the relationships between the Trust and various service providers to the Trust, as well as investors in the Shares issued by the Trust.

Description of the Shares

The Trustee is authorized under the Depositary Trust Agreement to create and issue an unlimited number of Shares. The Trustee will create Shares only in Baskets (a Basket being a block of 50,000 Shares) and only upon the order of an Authorized Participant. The Shares represent units of fractional undivided beneficial interest in, and ownership of, the Trust and have no par value. Any creation and issuance of Shares above the amount registered with the SEC on the registration statement of which this prospectus is a part will require registration with the SEC (and listing with NYSE Arca) of the additional Shares.

LIMITED RIGHTS

The Shares are not a traditional investment. They are dissimilar from the “shares” of a corporation operating a business enterprise, with management and a board of directors. Trust Shareholders do not have rights normally associated with owning shares of a business corporation, including, for example, the right to bring “oppression” or “derivative” actions. Shareholders’ have only those rights explicitly set forth in the Depositary Trust Agreement. All Shares are of the same class with equal rights and privileges. Each Share is transferable, is fully paid and non-assessable and entitles the holder to vote on the limited matters upon which Shareholders may vote under the Depositary Trust Agreement. The Shares do not entitle their holders to any conversion or pre-emptive rights or, except as provided below, any redemption or distribution rights.

Distributions. Each month the Depository will deposit into the secondary deposit account accrued but unpaid interest payable to the Trust, if any, the Trustee will withdraw Chinese Renminbi from the secondary deposit account to pay the accrued Sponsor’s fee for the previous month plus other Trust expenses, if any. In the event that the interest deposited exceeds the sum of the Sponsor’s fee for the prior month plus other Trust expenses, if any, then the Trustee will direct that the excess be converted into USD at a prevailing market rate and the Trustee will distribute the USD as promptly as practicable to Shareholders on a pro rata basis (in accordance with the number of Shares that they own). If the Trust incurs expenses in USD (which is not anticipated), Chinese Renminbi will be converted to USD at the prevailing market rate at the time of conversion to pay these expenses. The payment of expenses in Chinese Renminbi and the conversion of Chinese Renminbi to USD, if required to pay expenses of the Trust, are taxable events to Shareholders. See “United States Federal Tax Consequences — Taxation of U.S. Shareholders.”

Voting and Approvals. Shareholders have no voting rights under the Depositary Trust Agreement, except in limited circumstances. If the holders of at least 25% of the Shares outstanding determine that the Trustee is in material breach of its obligations under the Depositary Trust Agreement, they may provide written notice to the Trustee (or require the Sponsor to do so) specifying the default and requiring the Trustee to cure such default. If the Trustee fails to cure such breach within 30 days after receipt of the notice, the Sponsor, acting on behalf of the Shareholders, may remove the Trustee. The holders of at least 66-2/3% of the Shares outstanding may vote to remove the Trustee. The Trustee must terminate the Trust at the request of the holders of at least 75% of the outstanding Shares.

Redemption of Shares. The Shares may be redeemed only by or through an Authorized Participant and only in Baskets. See “Creation and Redemption of Shares” for details on the redemption of Shares.

BOOK-ENTRY FORM

The Sponsor and the Trustee will apply to DTC for acceptance of the Shares in its book-entry settlement system. If the Shares are eligible for book-entry settlement, all Shares will be evidenced by global certificates issued by the Trustee to DTC and registered in the name of Cede & Co., as nominee for DTC. The global certificates will evidence all of the Shares outstanding at any time. In order to transfer Shares through DTC, Shareholders must be DTC Participants. The Shares will be transferable only through the book-entry system of DTC. A Shareholder that is not a DTC Participant will be able to transfer its Shares through DTC by instructing the DTC Participant holding its Shares to transfer the Shares. Transfers will be made in accordance with standard securities industry practice.

Description of the Deposit Account Agreement

The Deposit Account Agreement between the Trust and the Depository, governed by the laws of England, establishes the Deposit Accounts. The Depository, as instructed by the Trustee, is authorized to accept Chinese Renminbi deposits for the account of the Trust. The Depository is not a trustee for the Trust or the Shareholders. The Depository, as a banker, is obligated to repay the balance of the Deposit Accounts to the Trust on demand and in accordance with the terms and conditions of the Deposit Account Agreement. The following is a description of other material terms of the Deposit Account Agreement.

DUAL ACCOUNTS

The Depository will maintain two deposit accounts for the Trust, a primary deposit account which will earn interest and a secondary deposit account which will not earn interest. The secondary deposit account will be used to account for any interest received and paid on creations and redemptions of Baskets. The secondary deposit account will also be used to account for interest earned, if any, on the primary deposit account, pay Trust expenses and distribute any excess interest to Shareholders on a monthly basis.

REPORTS

The Depository provides the Trustee with account reports identifying the credits and debits of Chinese Renminbi to the Deposit Accounts, including the credit of interest in Chinese Renminbi to the secondary deposit account. The Trustee will be required to examine the reports and account statements it receives from the Depository within a reasonable time of receipt and promptly notify the Depository of any discrepancy of which it becomes aware. The Depository’s records of all deposits and withdrawals of Chinese Renminbi to the Deposit Accounts and all credits of interest in Chinese Renminbi to the secondary deposit account that may occur on a business day, and the end-of-business-day account balances in the Deposit Accounts are stated as of the close of the Depository’s business (usually 4:00 PM, London time) on that business day.

FEES AND EXPENSES

Under the Deposit Account Agreement, the Depository is entitled to invoice the Trustee or debit the secondary deposit account for out-of-pocket expenses. The Trust has also agreed to reimburse the Depository for any taxes, levies, imposts, deductions, charges, stamp, transaction and other duties and withholdings in connection with the Deposit Accounts, except for such items imposed on the overall net income of the Depository. Except for the reimbursable expenses just described, the Depository will not be paid a fee for its services to the Trust. The Depository may earn a “spread” or “margin” on the Chinese Renminbi deposit balances it holds.

DEPOSIT ACCOUNT BALANCES

The Chinese Renminbi received by the Trust upon the creation of Baskets will be deposited, in each case, into the primary deposit account; a small portion of the Chinese Renminbi may be deposited in the secondary deposit account to account for interest, if any, that has been earned on the primary deposit account during the month but not yet paid. If the Sponsor believes that the interest rate paid by the Depository is not adequate, the Sponsor’s sole recourse will be to remove the Depository by terminating the Deposit Account Agreement and closing the accounts. Neither the Trustee nor the Sponsor has the power or authority to deposit the Trust’s Chinese Renminbi with any other person, entity or account. Resignation or removal of the Depository for any reason will cause termination of the Trust. See “Description of the Depositary Trust Agreement.” Interest earned on the balance of the primary deposit account, if any, will be used primarily to pay the Trust’s expenses.

INTEREST

Interest will begin to be earned on the day Baskets are created (i.e., the date the trade settles), which will occur three days after funds are transferred by an Authorized Participant to the primary deposit account held by the Depository. Interest on the primary deposit account, if any, accrues daily and is paid monthly. Interest does not compound, and therefore interest will not be earned on interest accrued but not yet paid by the Depository. Each month the Depository will deposit into the secondary deposit account accrued but unpaid interest payable to the Trust, if any. Interest earned on the balance of the primary deposit account, if any, will be used primarily to pay the Trust’s expenses; any interest remaining after payment of the Sponsor’s fee and other expenses, if any, will be distributed by the Trustee to the Shareholders as promptly as practicable.

MAXIMUM BALANCE

The Depository reserves the right not to accept, and to return without interest to the remitter of funds, the amounts received for deposit to the Deposit Accounts if the aggregate deposit liability of the Depository exceeds 3,250,000,000 Chinese Yuan or if the amount of Chinese Renminbi deposited for creation of Baskets on one business day exceeds 650,000,000 Chinese Yuan. The Depository is to promptly notify the Trustee and the Sponsor if the deposit amounts approach these limits. These limits are subject to periodic review by the Depository and the Sponsor, and the Depository may, in its sole discretion, increase the limits, any increase to be effective upon no less than two business days’ prior written notice to the Trustee.

EXCLUSION OF LIABILITY

The Depository will be responsible only for direct loss or damage that the Trust suffers resulting from the Depository’s gross negligence or willful misconduct. Unless such loss or damages are due to the Depository’s fraud, the Depository will not be liable for loss of business, profits or goodwill or any indirect, consequential, punitive or special damages, whether or not reasonably foreseeable, even if the Depository has been advised of the likelihood of such loss and even if such loss is the result of negligence, breach of contract or otherwise.

INDEMNITY

The Trust will, solely out of the Trust’s assets, indemnify the Depository and each of its officers, directors, employees, subsidiaries and affiliates on demand against all costs and expenses, damages, claims, liabilities and losses (including reasonable legal fees) which the Depository or any such officer, director, employee, subsidiary or affiliate may suffer or incur directly or indirectly because of the Trust’s breach of the Deposit Account Agreement, because the Depository acted on what it believed (in good faith and without gross negligence) to be the Trustee’s communication or because of anything done under or as contemplated by the Deposit Account Agreement.

FORCE MAJEURE

The Depository is not liable for any damage, loss, expense or liability caused by acts of God, fire, flood, civil or labor disturbance, war or terrorism, act of any governmental authority or other act or threat of any authority, legal constraint, fraud or forgery (other than on the part of the Depository or any of its directors, officers or employees), malfunction of equipment (including any computer or related software) except where such malfunction is primarily attributable to the Depository’s gross negligence in maintaining the equipment or software, failure of or the effect of rules or operations of any funds transfer system, inability to obtain or interruption of communications facilities, or any cause beyond the reasonable control of the Depository.

TERMINATION

The Depository may terminate the Deposit Account Agreement for any reason whatsoever upon 150 days’ prior written notice to the Trustee. Before the expiration of such notice, the Depository will transfer any cleared balance in the Deposit Accounts in accordance with the Trustee’s reasonable instructions. Any termination of the Deposit Account Agreement will cause the termination of the Trust. In the event of the termination of the Trust, the Trustee will provide written notice of termination to the Depository, and the Depository thereafter will not accept any deposits of Chinese Renminbi for creation of Baskets.

GOVERNING LAW; JURISDICTION

The Deposit Account Agreement is governed by the laws of England and the Depository is subject to the laws of England. The Trust and the Depository consent to the non-exclusive jurisdiction of the courts of England to settle any dispute relating to the Deposit Account Agreement.

Creation and Redemption of Shares

The Trust creates and redeems Shares in Baskets on a continuous basis. A Basket is a block of 50,000 Shares. The creation and redemption of Baskets requires the delivery to the Trust or the distribution by the Trust of the amount of Chinese Renminbi represented by the Baskets being created or redeemed. This amount is based on the combined NAV per Share of the number of Shares included in the Baskets being created or redeemed, determined on the day the order to create or redeem Baskets is accepted by the Trustee. Unless the Trust’s expenses exceed the amount of interest received in the primary account, the creation or redemption of Baskets should be based on a ratio of 500 Chinese Yuan to one Share.

Authorized Participants are the only persons that may place orders to create and redeem Baskets. An Authorized Participant is a DTC Participant that is a registered broker-dealer or other securities market participant such as a bank or other financial institution that is not required to register as a broker-dealer to engage in securities transactions and has entered into a Participant Agreement with the Sponsor and the Trustee. Only Authorized Participants may place orders to create or redeem Baskets. Before initiating a creation or redemption order, an Authorized Participant must have entered into a Participant Agreement with the Sponsor and the Trustee. The Participant Agreement provides the procedures for the creation and redemption of Baskets and for the delivery of Chinese Renminbi required for creations and redemptions. The Participant Agreements may be amended by the Trustee and the Sponsor. Authorized Participants pay a transaction fee of $500 to the Trustee for each order that they place to create or redeem one or more Baskets. In addition to the $500 transaction fee paid to the Trustee, Authorized Participants will pay a variable fee to the Sponsor for creation orders and redemption orders of two or more Baskets to compensate the Sponsor for costs associated with the registration of Shares. The variable fee paid to the Sponsor by an Authorized Participant will not exceed $2,000 for each creation or redemption order, as set forth in the Participant Agreement. Authorized Participants who make deposits with the Trust in exchange for Baskets receive no fees, commissions or other form of compensation or inducement of any kind from either the Sponsor or the Trust. No Authorized Participant has any obligation or responsibility to the Sponsor or the Trust to effect any sale or resale of Shares.

Authorized Participants are cautioned that some of their activities will result in their being deemed participants in a distribution in a manner which would render them statutory underwriters and will subject them to the prospectus-delivery and liability provisions of the Securities Act, as described in “Plan of Distribution.”

Certain Authorized Participants are expected to have the facility to participate directly in the global foreign exchange market. In some cases, an Authorized Participant may acquire Chinese Renminbi from, or sell Chinese Renminbi to, an affiliated foreign exchange trading desk, which may profit in these instances. The Sponsor believes that the size and operation of the foreign exchange market make it unlikely that an Authorized Participant’s direct activities in the foreign exchange and securities markets will impact the price of the Chinese Renminbi or the price of Shares. Each Authorized Participant will be registered as a broker-dealer under the Securities Exchange Act of 1934, as amended, and will be regulated by the Financial Industry Regulatory Authority, Inc., or else will be exempt from being (or otherwise will not be required to be) so registered or regulated, and will be qualified to act as a broker or dealer in the states or other jurisdictions where the nature of its business so requires. Certain Authorized Participants may be regulated under federal and state banking laws and regulations. Each Authorized Participant will have its own set of rules and procedures, internal controls and information barriers as it determines to be appropriate in light of its own regulatory regime.

Authorized Participants may act for their own accounts or as agents for broker-dealers, depositaries and other securities or foreign currency market participants that wish to create or redeem Baskets. An order for one or more Baskets may be placed by an Authorized Participant on behalf of multiple clients. As of the date of this prospectus, [            ] and [            ] have each signed a Participant Agreement with the Trustee and the Sponsor and may create and redeem Baskets. Persons interested in purchasing Baskets should contact the Sponsor or the Trustee to obtain the contact information for the Authorized Participants. A Shareholder that is not an Authorized Participant will be able to redeem Shares only through an Authorized Participant.

The following description of the procedures for the creation and redemption of Baskets is only a summary. For more detail, refer to the relevant provisions of the forms of the Depositary Trust Agreement and Participant Agreement, each of which is an exhibit to the registration statement of which this prospectus is a part. See “Where You Can Find More Information” for information about where you can obtain the registration statement.

CREATION PROCEDURES

The following chart is intended to help you understand the creation process:

Creation Process

Summary: In order to create a Basket, the Authorized Participant deposits the Basket Chinese Renminbi Amount with the Depository and orders Shares from the Trustee. The Authorized Participant pays the Trustee a $500 transaction fee, which will not be contributed to the Trust, for each purchase order. In addition to the $500 transaction fee paid to the Trustee, Authorized Participants will pay a variable fee to the Sponsor for creation orders of two or more Baskets to compensate the Sponsor for costs associated with the registration of Shares. The variable fee paid to the Sponsor by an Authorized Participant will not exceed $2,000 for each creation order, as set forth in the Participant Agreement. The Trustee directs DTC to credit Shares to the Authorized Participant. The Authorized Participant will then be able to sell Shares to Purchasers directly or on NYSE Arca or any other market in which the Shares may trade.

On any business day, an Authorized Participant may place an order with the Trustee to create one or more Baskets. For purposes of processing both purchase and redemption orders, a “business day” means any day other than a day when NYSE Arca is closed for regular trading.

By placing a purchase order, an Authorized Participant agrees to deposit Chinese Renminbi with the Trust, as described below. Before the delivery of Baskets for a purchase order, the Authorized Participant must also have paid the non-refundable transaction fees due for the purchase order.

Determination of required deposits

The total deposit required to create each Basket, called the Basket Chinese Renminbi Amount, is an amount of Chinese Renminbi bearing the same proportion to the number of Baskets to be created as the total assets of the Trust (net of estimated accrued but unpaid expenses) bears to the total number of Baskets outstanding on the date that the purchase order is accepted by the Trustee. The amount of the required deposit is determined by dividing the amount of Chinese Renminbi held by the Trust (net of estimated accrued but unpaid expenses) by the number of Baskets outstanding. All questions as to the composition of a Basket Chinese Renminbi Amount are finally determined by the Trustee. The Trustee’s determination of the Basket Chinese Renminbi Amount shall be final and binding on all persons interested in the Trust.

Delivery of required deposits

An Authorized Participant who places a purchase order is responsible for delivering the Basket Chinese Renminbi Amount to the Trust’s primary deposit account with the Depository as directed in the Authorized Participant’s Participant Agreement. Authorized Participants will use the SWIFT system to make timely deposits through their bank correspondents in London. Upon receipt of the deposit of Chinese Renminbi from an Authorized Participant, the Trustee will direct DTC to credit the number of Baskets ordered to the Authorized Participant’s DTC account. The expense and risk of delivery, ownership and safekeeping of Chinese Renminbi until such Chinese Renminbi have been received by the Depository shall be borne solely by the Authorized Participant.

Rejection of purchase orders

The delivery of the Shares against deposits of Chinese Renminbi may be suspended generally, or refused with respect to particular requested deliveries, during any period when the transfer books of the Trustee are closed, if the deposit would exceed the Depository’s deposit limits or if any such action is deemed necessary or advisable by the Trustee or the Sponsor for any reason at any time or from time to time. None of the Trustee, the Sponsor or the Depository will be liable for the rejection or acceptance of any purchase order or Basket Chinese Renminbi Amount.

REDEMPTION PROCEDURES

The following chart is intended to help you understand the redemption process:

Redemption Process

Summary: In order to redeem Shares, an Authorized Participant must send the Trustee a redemption order specifying the number of Baskets that the Authorized Participant wishes to redeem and place, with the Trustee, Shares or collateral having a value at least equal to 105% of the value of the USD equivalent of the Shares to be delivered. The Trustee is to return the collateral upon delivery of the Shares. The Authorized Participant pays the Trustee a $500 transaction fee, which will not be contributed to the Trust, for each redemption order. In addition to the $500 transaction fee paid to the Trustee, the Authorized Participant will pay a variable fee to the Sponsor for redemption orders of two or more Baskets to compensate the Sponsor for costs associated with the registration of Shares. The variable fee paid to the Sponsor by an Authorized Participant will range from $500 to $2,000 for each creation order or redemption order based on the number of Baskets created or redeemed per order, as set forth in the Participant Agreement. The Trustee then instructs the Depository to send the Authorized Participant Chinese Renminbi and directs DTC to cancel the Authorized Participant’s Shares that were redeemed.

The procedures by which an Authorized Participant can redeem one or more Baskets mirror the procedures for the creation of Baskets. On any business day, an Authorized Participant may place an order with the Trustee to redeem one or more Baskets. A redemption order so received is normally effective on the date it is received in satisfactory form by the Trustee. The redemption procedures allow Authorized Participants to redeem Baskets and do not entitle an individual Shareholder to redeem any Shares in an amount less than a Basket or to redeem Baskets other than through an Authorized Participant.

By placing a redemption order, an Authorized Participant agrees to deliver the Baskets to be redeemed through DTC’s book-entry system to the Depository as directed in the Authorized Participant’s Participant Agreement. Before the delivery of the redemption distribution for a redemption order, the Authorized Participant must also have paid the non-refundable transaction fees due for the redemption order.

Determination of redemption distribution

The redemption distribution from the Trust is a wire transfer to an account of the redeeming Authorized Participant identified by the Authorized Participant, in the amount of the Chinese Renminbi held by the Trust evidenced by the Shares being redeemed, giving effect to all estimated accrued but unpaid interest and expenses. Redemption distributions are subject to the deduction of any applicable tax or other governmental charges that may be due. All questions as to the amount of a redemption distribution are finally determined by the Trustee in accordance with applicable law. The Trustee’s determination of the amount shall be final and binding on all persons interested in the Trust.

Delivery of redemption distribution

The redemption distribution due from the Trust is delivered to the Authorized Participant as directed in the Authorized Participant’s Participant Agreement.

The Depository wires the redemption amount from the Trust’s primary deposit account with the Depository to an account of the redeeming Authorized Participant identified by the Authorized Participant. The Authorized Participant and the Trust are each at risk in respect of Chinese Renminbi credited to their respective accounts in the event of the Depository’s insolvency. See “Risk Factors — If the Depository becomes insolvent . . . .” on page 9 of this prospectus.

When the redemption distribution is made, the Trustee shall return the collateral that the Authorized Participant delivered at the time it placed the redemption order.

Suspension or rejection of redemption orders

The Trustee will reject a redemption order if the order is not in proper form as described in the Participant Agreement or if the fulfillment of the order, in the opinion of its counsel, might be unlawful. The Trustee may suspend redemption orders only if the Trust holds surplus property that has not been distributed in accordance with the Depositary Trust Agreement, the Depository is unable to process withdrawal instructions or the Sponsor determines, in its sole discretion, that a suspension is necessary or desirable. Suspension of redemption orders at any time and for any reason may well have adverse effects on the market for and market price of the Shares.

CREATION AND REDEMPTION FEES

To compensate the Trustee for services in processing the creation and redemption of Baskets, an Authorized Participant is required to pay a transaction fee to the Trustee of $500 per order to create or redeem Baskets. An order may include multiple Baskets. The transaction fee may be reduced or, with the consent of the Sponsor, increased. The Trustee shall notify DTC of any agreement to change the transaction fee and will not implement any increase in the fee for the redemption of Baskets until 30 days after the date of the notice.

In addition to the $500 transaction fee paid to the Trustee, Authorized Participants will pay a variable fee to the Sponsor for creation orders and redemption orders of two or more Baskets to compensate the Sponsor for costs associated with the registration of Shares. The variable fee paid to the Sponsor by an Authorized Participant will not exceed $2,000 for each creation or redemption order, as set forth in the Participant Agreement.

TAX RESPONSIBILITY

Authorized Participants are responsible for any transfer tax, sales or use tax, recording tax, value added tax or similar tax or governmental charge applicable to the creation or redemption of Baskets, regardless of whether or not such tax or charge is imposed directly on the Authorized Participant, and agree to indemnify the Sponsor, the Trustee and the Trust if they are required by law to pay any such tax, together with any applicable penalties, additions to tax or interest thereon.

Description of the Depositary Trust Agreement

The Trust will operate in accordance with the terms of a Depositary Trust Agreement between the Sponsor and the Trustee. The following is a description of the material terms of the Depositary Trust Agreement, which has been filed with the SEC as an exhibit to the registration statement of which this prospectus is a part.

THE SPONSOR

This section summarizes some of the important provisions of the Depositary Trust Agreement that apply to the Sponsor. For a general description of the Sponsor’s role concerning the Trust, see “The Sponsor.”

Limitation on Sponsor’s liability

The Sponsor is not subject to any liability under the Depositary Trust Agreement to any Shareholder or Authorized Participant, except that the Sponsor agrees to perform its duties specifically set forth in the Depositary Trust Agreement without negligence or bad faith. The Sponsor is not obligated to prosecute any action, suit or other proceeding with respect to the Trust property. The Sponsor is entitled to rely on advice received from legal counsel, accountants, any Authorized Participant, any Shareholder or any other person that the Sponsor in good faith believes is competent to give such advice. The Sponsor shall not be liable for any acts or omissions made by a successor sponsor. The Sponsor is not obligated to comply with any direction or instruction from any Shareholder or Authorized Participant regarding the Shares except to the extent specifically provided in the Depositary Trust Agreement.

Indemnification of the Sponsor

The Trustee indemnifies the Sponsor Indemnified Parties against, and holds each of them harmless from, any loss, liability, cost, expense or judgment caused by the negligence or bad faith of the Trustee or arising out of any information furnished in writing to the Sponsor by the Trustee expressly for use in this registration statement or any amendment hereto.

Each Sponsor Indemnified Party is indemnified by the Trust and held harmless against any loss, liability or expense incurred without (1) negligence, bad faith, willful misconduct or willful malfeasance on the part of the Sponsor Indemnified Party arising out of or in connection with the performance of its obligations under the Depositary Trust Agreement or (2) reckless disregard on the part of the Sponsor Indemnified Party of its obligations and duties under the Depositary Trust Agreement. Such indemnity includes payment from the Trust of the costs and expenses of the Sponsor Indemnified Party in defending itself against any claim or liability in its capacity as a Sponsor Indemnified Party. Any amounts payable to the Sponsor Indemnified Party may be payable in advance or secured by a lien on the Trust. The Sponsor may, in its discretion, undertake any action that it may deem necessary or desirable in respect of the Shareholders and, in such event, the legal expenses and costs of such actions shall be expenses and costs of the Trust and the Sponsor shall be entitled to reimbursement by the Trust.

Resignation of the Sponsor; successor sponsor

The Sponsor may resign its position as sponsor at any time by delivering to the Trustee a written resignation. Upon receipt of the Sponsor’s resignation, the Trustee may do any one or more of the following: (1) appoint a successor sponsor to assume, with such compensation from the Trust as the Trustee may deem reasonable under the circumstances, the duties and obligations of the Sponsor; (2) agree to act as sponsor without appointing a successor sponsor; or (3) terminate the Trust. The Trustee has no obligation to appoint a successor sponsor or to assume the duties of the Sponsor and will have no liability to any person because the Trust is terminated as described in the preceding sentence. The Sponsor’s resignation is not effective until the Trustee appoints a successor sponsor and the successor sponsor accepts that appointment or the Trustee itself agrees to act as sponsor or the Trust is terminated. Upon effective resignation, the Sponsor will be discharged and will no longer be liable in any manner except as to acts or omissions occurring before its resignation, and the new sponsor will then undertake and perform all duties and be entitled to all rights and compensation as sponsor under the Depositary Trust Agreement.

If the Sponsor fails to undertake or perform or becomes incapable of undertaking or performing any of its duties under the Depositary Trust Agreement or becomes bankrupt or its affairs are taken over by public authorities, the effect of that event shall be the same as if the Sponsor had given a notice of resignation.

The Sponsor may transfer all or substantially all of its assets to an entity which carries on the business of the Sponsor if at the time of the transfer the successor assumes all of the obligations of the Sponsor under the Depositary Trust Agreement. In such an event, the Sponsor will then be relieved of all further liability under the Depositary Trust Agreement.

THE TRUSTEE

This section summarizes some of the important provisions of the Depositary Trust Agreement that apply to the Trustee. For a general description of the Trustee’s role concerning the Trust, see “The Trustee.”

Qualifications of the Trustee

The Trustee and any successor trustee may be removed if it ceases to be a bank, trust company, corporation or national banking association organized and doing business under the laws of the United States or any of its states, and authorized under such laws to exercise corporate trust powers and be a DTC Participant or a participant in another securities depository then acting on behalf of the Trust. The Trustee and any successor trustee may be removed if it fails to maintain capital, surplus and undivided profits of not less than $500 million.

Limitation on Trustee’s liability

The Trustee is not subject to any liability under the Depositary Trust Agreement to any Shareholder or Authorized Participant, except that the Trustee agrees to perform its duties specifically set forth in the Depositary Trust Agreement without negligence or bad faith. The Trustee is not obligated to prosecute any action, suit or other proceeding with respect to the Trust property. The Trustee is entitled to rely on advice received from legal counsel, accountants, any Authorized Participant, any Shareholder or any other person that the Trustee in good faith believes is competent to give such advice. The Trustee shall not be liable for any acts or omissions made by a successor trustee. The Trustee is not obligated to comply with any direction or instruction from any Shareholder or Authorized Participant regarding the Shares except to the extent specifically provided in the Depositary Trust Agreement.

Indemnification of the Trustee

The Sponsor will indemnify the Trustee, its directors, employees and agents against, and hold each of them harmless from, any loss, liability, cost, expense or judgment (including, but not limited to, the reasonable fees and expenses of counsel) that is incurred by any of them and that arises out of or is related to (1) any offer or sale by the Trust of Baskets, (2) acts performed or omitted pursuant to the Depositary Trust Agreement, and (3) any filings with or submissions to the SEC in connection with or with respect to Shares. However, the Sponsor is not obligated to indemnify the Trustee for losses attributable to (1) the negligence or bad faith of, or material breach of the terms of the Depositary Trust Agreement by, the Trustee, (2) written information furnished in writing from the Trustee to the Sponsor expressly for use in this Registration Statement or any amendment hereto filed with the SEC, or (3) any misrepresentations or omissions made by an Authorized Participant (other than the Sponsor) in connection with the offer and sale of Shares. In the event that the Sponsor fails to pay the Trustee any indemnified amount, the Trustee is authorized to charge such amount to the Trust. The Trustee will have a lien on the assets of the Trust to secure payment of such indemnified amount. This lien will be superior to the interest of the Sponsor and the beneficial owners of the Shares.

Taxes

If any tax or other governmental charge becomes payable by the Trustee with respect to any transfer or redemption of Shares, such tax or other governmental charge will be payable by the Shareholders to the Trustee. The Trustee will refuse to effect any registration of transfer of such Shares or any withdrawal of Trust property represented by such Shares until such payment is made, and may withhold any distributions, or may sell for the account of the Shareholder thereof Trust property or Shares, and may apply such distributions or the proceeds of any such sale in payment of such tax or other governmental charge, and the Shareholder will remain liable for any deficiency. The Trustee shall distribute any net proceeds of a sale made under the preceding sentence that remain, after payment of the tax or other governmental charge, to the Shareholders entitled thereto as in the case of a distribution in cash.

If any tax or other governmental charge becomes payable by the Trustee with respect to the Chinese Renminbi or the holding by and deposit or withdrawal of Chinese Renminbi from the Depository, such tax or other governmental charge will be reimbursed to the Trustee out of the assets of the Trust. The Trustee will have a lien on the assets of the Trust to secure payment of any taxes or other governmental charges. This lien will be superior to the interest of the Sponsor and the beneficial owners of the Shares.

Protection for amounts due to Trustee

The Trustee will withdraw from the secondary deposit account amounts necessary to pay the Trust expenses provided for in the Depositary Trust Agreement and any otherwise unpaid expenses thereunder. In the event that the Sponsor’s fee for the prior month plus other Trust expenses, if any, exceed the balance of the secondary deposit account, the Trustee will withdraw Chinese Renminbi from the primary deposit account to pay the excess. If requested by the Sponsor and agreed to by the Trustee, the Trustee will advance amounts out of its own funds for the payment of Trust expenses, up to $20,000. The Trustee will have a lien on the Deposit Accounts to the extent of all amounts advanced by it at the Sponsor’s request. This lien will be superior to the interest of the beneficial owners of the Shares.

Resignation, discharge or removal of Trustee; successor trustees

Resignation. The Trustee may resign at any time by delivering written notice to the Sponsor. The Trustee’s resignation will take effect upon the appointment of a successor trustee and its acceptance of such appointment.

Removal by the Sponsor. If the Trustee is adjudged bankrupt or insolvent, or a receiver of the Trustee or of its property is appointed, or a trustee or liquidator or any public officer takes charge or control of the Trustee or of its property or affairs for the purposes of rehabilitation, conservation or liquidation, then the Sponsor is required to remove the Trustee, and such removal will take effect upon the appointment of a successor trustee and its acceptance of such appointment.

Removal by Shareholders. The holders of at least two-thirds (66-2/3%) of the Shares then outstanding may at any time remove the Trustee by written instrument or instruments delivered to the Trustee and Sponsor.

Removal for Material Breach. If at any time the Trustee ceases to be a qualified bank under the Depositary Trust Agreement or is in material breach of its obligations under the Depositary Trust Agreement and the Trustee fails to cure such breach within 30 days after receipt by the Trustee of written notice specifying such default from the Sponsor or Shareholders acting on behalf of at least 25% of the outstanding Shares specifying, the Sponsor may remove the Trustee.

Appointing Successor Trustees. If the Trustee resigns or is removed, the Sponsor will use its reasonable efforts to appoint a successor trustee that meets the requirements set forth in the Depositary Trust Agreement. Every successor trustee is required to execute and deliver to its predecessor and to the Sponsor a written acceptance of its appointment. The successor trustee will then become fully vested with all the rights, powers, duties and obligations of the Trustee. Nevertheless, the predecessor trustee, upon payment of all sums due it and on the written request of the Sponsor is required to execute and deliver an instrument transferring to the successor trustee all rights and powers of such predecessor hereunder, is required to duly assign, transfer and deliver all right, title and interest in the Trust property to such successor, and is required to deliver to such successor a list of the Shareholders of all outstanding Shares. The Sponsor or any such successor trustee is required to promptly mail notice of the appointment of such successor trustee to the Shareholders.

Trustee’s liability for successor trustee. The Trustee will not be liable for any acts or omissions made by a successor trustee whether in connection with a previous act or omission of the Trustee or in connection with any matter arising wholly after the resignation of the Trustee, provided that in connection with the issue out of which such potential liability arises the Trustee performed its obligations without negligence or bad faith while it acted as Trustee.

DISTRIBUTIONS

Each month the Depository will deposit into the secondary deposit account accrued but unpaid interest payable to the Trust, if any, and the Trustee will withdraw Chinese Renminbi from the secondary deposit account to pay the accrued Sponsor’s fee for the previous month plus other Trust expenses, if any. In the event that the Sponsor’s fee and any other Trust expenses exceed the interest earned on the primary deposit account, additional Chinese Renminbi will be withdrawn from the primary deposit account as required to cover the expenses. In the event that the interest deposited exceeds the sum of the Sponsor’s fee for the prior month plus other Trust expenses, if any, then the Trustee will direct that the excess be converted into USD at a prevailing market rate and the Trustee will distribute the USD as promptly as practicable to Shareholders on a pro rata basis (in accordance with the number of Shares that they own).

ACTIONS TAKEN TO PROTECT THE TRUST

The Trustee and the Sponsor may each, in their own discretion, undertake any action that they consider necessary or desirable to protect the Trust or the interests of the Shareholders. The expenses incurred by the Trustee or the Sponsor in connection therewith (including the fees and disbursements of legal counsel) will be expenses of the Trust, and the Trustee and the Sponsor will be entitled to be reimbursed for those expenses by the Trust. The Trustee and Sponsor are, however, required to notify and consult with each other before undertaking any protective action or if the Trustee or Sponsor become aware of any development or event that affects the administration of the Trust but is not contemplated or provided for in the Depositary Trust Agreement.

CALCULATION OF NET ASSET VALUE AND NAV PER SHARE

The Trustee will calculate, and the Sponsor will publish, the Trust’s NAV each business day. To calculate the NAV, the Trustee will add to the amount of Chinese Renminbi in the Trust at the end of the preceding day accrued but unpaid interest, Chinese Renminbi receivable under pending purchase orders and the value of other Trust assets, and will subtract the accrued but unpaid Sponsor’s fee, Chinese Renminbi payable under pending redemption orders and other Trust expenses and liabilities, if any.

The Trustee shall also divide the NAV of the Trust by the number of Shares outstanding for the date of the evaluation then being made, which figure is the “NAV per Share.” For purposes of the preceding sentence, the number of Shares deemed outstanding includes Shares to be delivered under purchase orders having order dates on or before the preceding business day and excludes Shares to be surrendered under redemption orders having order dates on or before the preceding business day.

EXPENSES OF THE TRUST

The Trust’s only ordinary recurring expense is expected to be the Sponsor’s fee. The Sponsor is obligated under the Depositary Trust Agreement to pay the following administrative and marketing expenses of the Trust: the Trustee’s monthly fee, typical maintenance and transaction fees of the Depository, NYSE Arca listing fees, printing and mailing costs, audit fees and expenses, up to $100,000 per annum in legal fees and expenses, and applicable license fees. The Sponsor is also obligated to pay the costs of the Trust’s organization and the costs of the initial sale of the Shares, including the applicable SEC registration fees.

The Sponsor’s fee accrues daily at an annual nominal rate of 0.40% of the Chinese Renminbi in the Trust. Each month, the Trust will first withdraw Chinese Renminbi the Trust has earned as interest, if any, to pay the Sponsor’s fee and any other Trust expenses that have been incurred. If that interest is not sufficient to fully pay the Sponsor’s fee and Trust expenses, then the Trustee will withdraw Chinese Renminbi from the primary deposit account as needed. If the Trust incurs expenses in USD (which is not anticipated), Chinese Renminbi will be converted to USD at the prevailing market rate at the time of conversion to pay expenses. The Trustee will direct that the smallest amount of Chinese Renminbi required to purchase amounts of USD sufficient to pay Trust expenses and the costs of currency conversion be withdrawn from the Trust. Neither the Trustee nor the Sponsor is liable for depreciation or loss incurred by reason of any conversion. See “United States Federal Tax Consequences — Taxation of U.S. Shareholders” for information on the tax treatment of Chinese Renminbi sales.

In certain exceptional cases the following expenses may be charged to the Trust in addition to the Sponsor’s fee: (1) expenses and costs of any extraordinary services performed by the Trustee or the Sponsor on behalf of the Trust or action taken by the Trustee or the Sponsor to protect the Trust or interests of Shareholders; (2) expenses, fees and indemnification claims of the Trustee that the Sponsor failed to pay to the Trustee; (3) indemnification of the Sponsor; (4) taxes and other governmental charges; and (5) expenses of the Trust other than those the Sponsor is obligated to pay pursuant to the Depositary Trust Agreement, including legal fees and expenses over $100,000 per year. If these additional expenses are incurred, the Trust will be required to pay these expenses by withdrawing deposited Chinese Renminbi and the amount of Chinese Renminbi represented by a Share will decline at such time. Accordingly, the Shareholders will effectively bear the cost of these other expenses, if incurred. Although the Sponsor cannot definitively state the frequency or magnitude of such expenses, the Sponsor predicts that they will occur infrequently, if at all.

The Trust is not required to reimburse the Sponsor for the costs incurred by the Sponsor for the Trust’s organization and initial sale of Shares.

THE SECURITIES DEPOSITORY; BOOK-ENTRY-ONLY SYSTEM; GLOBAL SECURITY

It is anticipated that DTC will act as securities depository for the Shares. DTC is a limited-purpose trust company organized under the laws of the State of New York, a member of the U.S. Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act. DTC was created to hold securities of DTC Participants and to facilitate the clearance and settlement of transactions in such securities among the DTC Participants through electronic book-entry changes. This eliminates the need for physical movement of securities certificates. DTC Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own DTC. Access to the DTC system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a DTC Participant, either directly or indirectly. DTC has agreed to administer its book entry system in accordance with its rules and by-laws and the requirements of law.

The Sponsor and the Trustee will apply to DTC for acceptance of the Shares in its book-entry settlement system. If the Shares are eligible for book-entry settlement, individual certificates will not be issued for the Shares. Instead, global certificates will be signed by the Trustee and the Sponsor on behalf of the Trust, registered in the name of Cede & Co., as nominee for DTC, and deposited with the Trustee on behalf of DTC. The global certificates will evidence all of the Shares outstanding at any time. The representations, undertakings and agreements made on the part of the Trust in the global certificates will be made and intended for the purpose of binding only the Trust and not the Trustee or the Sponsor individually.

Upon the settlement date of any creation, transfer or redemption of Shares, DTC will credit or debit, on its book-entry registration and transfer system, the amount of the Shares so created, transferred or redeemed to the accounts of the appropriate DTC Participants. The Trustee and the Authorized Participants will designate the accounts to be credited and charged in the case of creation or redemption of Shares.

Beneficial ownership of the Shares is limited to DTC Participants, Indirect Participants and persons holding interests through DTC Participants and Indirect Participants. Ownership of beneficial interests in the Shares will be shown on, and the transfer of ownership will be effected only through, records maintained by DTC (with respect to DTC Participants), the records of DTC Participants (with respect to Indirect Participants) and the records of Indirect Participants (with respect to Shareholders that are not DTC Participants or Indirect Participants). A Shareholder is expected to receive a written confirmation relating to the purchase from or through the DTC Participant maintaining the account through which the Shareholder purchased its Shares.

A Shareholder that is not a DTC Participant may transfer its Shares through DTC by instructing the DTC Participant or Indirect Participant through which the Shareholder holds its Shares to transfer the Shares. A Shareholder that is a DTC Participant may transfer its Shares by instructing DTC in accordance with the rules of DTC. Transfers will be made in accordance with standard securities industry practice.

DTC may discontinue providing its service with respect to the Shares by giving notice to the Trustee and the Sponsor. Under such circumstances, the Trustee and the Sponsor would either find a replacement for DTC to perform its functions at a comparable cost or, if a replacement is unavailable, terminate the Trust.

The rights of the Shareholders generally must be exercised by DTC Participants acting on their behalf in accordance with the rules and procedures of DTC. Because it is anticipated that the Shares will only be held in book-entry form through DTC and DTC Participants, investors will rely on DTC, DTC Participants and any other financial intermediary through which they hold the Shares to receive the benefits and exercise the rights described in this section of the prospectus. Investors should consult with their brokers or banks to find out about procedures and requirements for securities held in book-entry form through DTC.

SHARE SPLITS

If the Sponsor believes that the per-Share price on NYSE Arca is outside a desirable trading range, then the Sponsor may direct the Trustee to declare a split or reverse split in the number of Shares outstanding and to make a corresponding change in the number of Shares constituting a Basket.

BOOKS AND RECORDS

The Trustee will keep books for the registration of Shares that will be open to inspection by any person who establishes to the Trustee’s satisfaction that such person is a registered Shareholder upon reasonable advance notice at all reasonable times during the usual business hours of the Trustee.

The Trustee keeps a copy of the Depositary Trust Agreement on file in its office which is available for inspection on reasonable advance notice at all reasonable times during its usual business hours by any registered Shareholder. A copy of the Depositary Trust Agreement has also been filed as an exhibit to the registration statement of which this prospectus is part and is available on the SEC’s website at www.sec.gov. Under the Depositary Trust Agreement, the Trustee may be removed if it fails to maintain capital, surplus and undivided profits of $500 million.

STATEMENTS, FILINGS AND REPORTS

After the end of each fiscal year and within the time period required by applicable law, the Sponsor will cause to be prepared an annual report for the Trust containing audited financial statements. The annual report will be in such form and contain such information as is then required by applicable laws, rules and regulations and may contain such additional information which the Sponsor deems appropriate. The annual report will be filed with the SEC and NYSE Arca and shall be distributed to DTC and to such other persons as shall be required by applicable laws, rules and regulations.

The Sponsor is responsible for the registration and qualification of the Shares under the federal securities laws. The Sponsor will also prepare, or cause to be prepared, and file any periodic reports or current reports required under the Securities Exchange Act. The Trustee will assist and support the Sponsor in the preparation of such reports.

The Deposit Accounts will be audited, as required by law and as may be directed by the Sponsor, by independent certified public accountants designated from time to time by the Sponsor. The accountants’ report will be furnished by the Trustee to Shareholders upon request.

The costs incurred in connection with such statements, filings and reports are expenses of the Sponsor. If, however, legal fees and expenses exceed $100,000 per year, the excess will be expenses of the Trust. See “Investment Attributes of the Trust — Trust Expenses.”

TERMINATION OF THE TRUST

The Trustee will set a date on which the Depositary Trust Agreement will terminate and mail notice of that termination to the registered holders of Shares at least 30 days prior to the date set for termination if any of the following occur:

•	the Sponsor resigns or is unable to perform its duties or becomes bankrupt or insolvent and the Trustee does not appoint a successor and does not agree to act as sponsor;

•	Shareholders holding at least 75% of the outstanding Shares notify the Trustee that they elect to terminate the Trust;

•	the Depository resigns or is removed; or

•

the Trustee receives notice from the IRS or from counsel for the Trust or the Sponsor that the Trust fails to qualify for treatment, or will not be treated, as a grantor trust under the Internal Revenue Code.

In addition, if any of the following events occurs, the Trustee will set a date on which the Depositary Trust Agreement will terminate and mail notice of that termination to the registered holders of Shares at least 30 days prior to the date set for termination if the Sponsor, having been notified by the Trustee of the occurrence of any such event, has notified the Trustee in writing that it has determined, in its sole discretion, to terminate the Depositary Trust Agreement:

•	the Trustee is notified that the Shares are delisted from NYSE Arca and have not been approved for listing on another national securities exchange within five business days of their delisting;

•	the SEC determines that the Trust is an investment company under the Investment Company Act, as amended, and the Trustee has actual knowledge of the determination;

•	the NAV of the Trust remains less than $100 million for 30 consecutive business days at any time after the first 90 days of the Shares being traded on NYSE Arca;

•	all of the Trust’s assets are sold;

•

the aggregate market capitalization of the Trust, based on the closing price for the Shares, remains less than $300 million for five consecutive trading days beginning after the first anniversary of the Trust’s inception; or

•	DTC stops providing book-entry settlement services for the Shares.

The Trustee may set a date on which the Trust will terminate and mail notice of that termination to the Shareholders at least 30 days prior to the date set for termination if 60 days have elapsed since the Trustee gave the Sponsor notice of its election to resign and no successor trustee appointed by the Sponsor has accepted appointment as Trustee.

The Trust will terminate on August 16, 2051 if it has not been terminated prior to that date.

AMENDMENTS

Subject to certain limitations prohibiting any amendment of certain sections of the Depositary Trust Agreement, the Trustee and the Sponsor may amend most provisions of the agreement without the consent of any Shareholders. Any amendment that imposes or increases any fees or charges (other than taxes and other governmental charges, registration fees or other such expenses) or that otherwise prejudices any substantial existing right of the Shareholders will not become effective as to outstanding Shares until 30 days after written notice of such amendment is given to the registered Shareholders. Every registered Shareholder, at the time any amendment so becomes effective, will be deemed, by continuing to hold any Shares or an interest therein, to consent and agree to such amendment and to be bound by the Depositary Trust Agreement as amended thereby. In no event will any amendment impair the right of the registered Shareholders to surrender Baskets and receive the amount of Trust property represented by the Baskets, except in order to comply with mandatory provisions of applicable law.

GOVERNING LAW; CONSENT TO NEW YORK JURISDICTION

The Depositary Trust Agreement, and the rights of the Sponsor, the Trustee and DTC (as registered owner of the Trust’s global certificates for Shares) and the Shareholders under the Depositary Trust Agreement, are governed by the laws of the State of New York. The Sponsor, the Trustee and DTC and, by accepting Shares, each DTC Participant and each Shareholder, consents to the jurisdiction of any state or federal court in The City of New York, State of New York, in which any suit or proceeding arising out of or relating to Shares, the Trust property or the Depositary Trust Agreement may be instituted.

United States Federal Tax Consequences

The following discussion of the material U.S. federal income tax consequences that generally apply to the purchase, ownership and disposition of Shares by a U.S. Shareholder (as defined below), and certain U.S. federal income, gift and estate tax consequences that may apply to an investment in Shares by a Non-U.S. Shareholder (as defined below), represents, insofar as it describes conclusions as to U.S. federal tax law and subject to the limitations and qualifications described therein, the opinion of Foley & Lardner LLP, special United States federal tax counsel to the Sponsor. The discussion below is based on the Internal Revenue Code, Treasury Regulations promulgated under the Internal Revenue Code and judicial and administrative interpretations of the Internal Revenue Code, all as in effect on the date of this prospectus and all of which are subject to change either prospectively or retroactively. The tax treatment of Shareholders may vary depending upon their own particular circumstances. Certain Shareholders (including broker-dealers, traders or other investors with special circumstances) may be subject to special rules not discussed below. Moreover, the discussion below does not address the effect of any state, local or foreign tax law on an owner of Shares. Purchasers of Shares are urged to consult their own tax advisors with respect to all federal, state, local and foreign tax law considerations potentially applicable to their investment in Shares.

For purposes of this discussion, a “U.S. Shareholder” is a Shareholder that is:

•	An individual who is treated as a citizen or resident of the United States for U.S. federal income tax purposes;

•	A corporation created or organized in or under the laws of the United States or any political subdivision thereof;

•	An estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•

A trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons (within the meaning of Internal Revenue Code section 7701(a)(30)) have the authority to control all substantial decisions of the trust, or if the trust has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

For purposes of this discussion, a “Non-U.S. Shareholder” is a Shareholder that is not a U.S. Shareholder as defined above and that is classified for U.S. federal income tax purposes as being neither a partnership nor a “disregarded entity.” For U.S. federal income tax purposes, the treatment of any beneficial owner of an interest in an entity classified as a partnership for U.S. federal income tax purposes will generally depend upon the status of the partner and upon the activities of the partnership. Partnerships and partners in partnerships should consult their tax advisors about the U.S. federal income tax consequences of purchasing, owning and disposing of Shares. For U.S. federal income tax purposes, the assets held by any entity that is classified as a “disregarded entity” and that has a single member are generally deemed to be held directly by such member.

TAXATION OF THE TRUST

The Trust is classified as a “grantor trust” for U.S. federal income tax purposes. As a result, the Trust itself is not subject to U.S. federal income tax. Instead, the Trust’s income and expenses “flow through” to the Shareholders. The Trust’s income, gains, losses and deductions will be reported to the Internal Revenue Service on that basis.

TAXATION OF U.S. SHAREHOLDERS

Shareholders generally will be treated, for U.S. federal income tax purposes, as if they directly owned a pro-rata share of the assets held in the Trust. Shareholders also will be treated as if they directly received their respective pro-rata portion of the Trust’s income, if any, and as if they directly incurred their respective pro-rata portion of the Trust’s expenses. In the case of a U.S. Shareholder that acquires Shares as part of a creation of a Basket, the delivery of Chinese Renminbi to the Trust in exchange for the Shares will not be a taxable event to the Shareholder. With respect to the increase in the amount of the U.S. Shareholder’s share of the Chinese Renminbi held in the Trust that results from such a delivery, the Shareholder’s aggregate tax basis (as determined immediately after such delivery) in those Chinese Renminbi that are held in the Trust and that are attributable to such increase, and the Shareholder’s aggregate tax basis in the Shares received upon such delivery, will each be the same as the Shareholder’s aggregate tax basis (as determined immediately prior to such delivery) in the Chinese Renminbi that are delivered by the Shareholder to the Trust.

Any Shares that are received by a U.S. Shareholder to evidence the Shareholder’s pro-rata share of any interest earnings of the Trust generally will have a tax basis equal to the USD-equivalent of the amount of the Shareholder’s pro-rata share of the interest earnings.

When the Trust converts Chinese Renminbi to USD — for example, to pay expenses incurred in USD (which is not anticipated) or to make distributions to Shareholders — or when the Trust pays expenses in Chinese Renminbi, a U.S. Shareholder generally will recognize gain or loss in an amount equal to the difference between (1) the Shareholder’s pro-rata share of the amount realized by the Trust upon the conversion, or the Shareholder’s pro-rata share of the USD-equivalent of the Chinese Renminbi used to pay expenses, and (2) the Shareholder’s tax basis for its pro-rata share of the Chinese Renminbi that were converted or used to pay expenses. As described in “Investment Attributes of the Trust — Trust Expenses” and “Description of the Depositary Trust Agreement — Expenses of the Trust”, each month the Trustee will first withdraw Chinese Renminbi the Trust has earned as interest to pay expenses. It is anticipated that the conversion of Chinese Renminbi (for purposes of paying expenses and making distributions) and the payment of expenses in Chinese Renminbi will occur on the same day that the Trust receives Chinese Renminbi earned as interest. The Trust will use a “last in first out” method to determine the tax basis of the Chinese Renminbi that are converted to USD or used to pay expenses. Accordingly, U.S. Shareholders will recognize interest income at the time that Chinese Renminbi are received by the Trust as interest earnings, but will generally recognize no further gain or loss if the Chinese Renminbi received are, on the date of receipt, either converted to USD or used to pay expenses.

The Sponsor’s fee accrues daily and is payable monthly. For U.S. federal income tax purposes, an accrual-basis U.S. Shareholder generally will be required to take into account as an expense its allocable share of the USD-equivalent of the amount of the Sponsor’s fee that is accrued on each day, with such USD-equivalent being determined by the currency exchange rate that is in effect on the respective day. To the extent that the currency exchange rate on the date of payment of the accrued amount of the Sponsor’s fee differs from the currency exchange rate in effect on the day of accrual, the U.S. Shareholder will recognize a currency gain or loss for U.S. federal income tax purposes.

Redemption of some or all of a U.S. Shareholder’s Shares in exchange for the underlying Chinese Renminbi represented by the Shares redeemed generally will not be a taxable event to the Shareholder. The Shareholder’s tax basis for the Chinese Renminbi received in the redemption generally will be the same as the Shareholder’s tax basis for its pro-rata portion of Chinese Renminbi held in the Trust immediately prior to the redemption that is attributable to the Shares redeemed. In determining the portion of the U.S. Shareholder’s total tax basis in the Chinese Renminbi held in the Trust that is attributable to the Shares redeemed, the U.S. Shareholder generally will be required to use the method, if any, that it has used previously to determine the tax basis of nonfunctional currency amounts withdrawn from accounts with a bank or other financial institution. A subsequent sale of the Chinese Renminbi received by the Shareholder will be a taxable event.

U.S. Shareholders that hold multiple lots of Shares, or that are contemplating acquiring multiple lots of Shares, are urged to consult their own tax advisers as to the determination of the tax basis for the underlying Chinese Renminbi related to such Shares. In the case of a U.S. Shareholder that uses the USD as its functional currency, any gain or loss recognized by such U.S. Shareholder upon the sale of Shares, or upon the sale of Chinese Renminbi by the Trust, generally will be treated under Internal Revenue Code section 988 as ordinary income or loss for U.S. federal income tax purposes. The share of any interest income earned by the Trust that is allocable to a U.S. Shareholder will be treated as ordinary income for U.S. federal income tax purposes.

BROKERAGE FEES AND TRUST EXPENSES

Any brokerage or other transaction fee incurred by a Shareholder in purchasing Shares will be treated as part of the Shareholder’s tax basis in the underlying assets of the Trust. Similarly, any brokerage fee incurred by a Shareholder in selling Shares will reduce the amount realized by the Shareholder with respect to the sale. Shareholders will be required to recognize gain or loss upon a sale of Chinese Renminbi by the Trust (as discussed above), even though some or all of the proceeds of such sale are used by the Trustee to pay Trust expenses.

Shareholders may deduct their respective pro-rata portion of each expense incurred by the Trust to the same extent as if they directly incurred the expense. Shareholders who are individuals, estates or trusts, however, may be required to treat some or all of the expenses of the Trust as miscellaneous itemized deductions. Individuals may deduct certain miscellaneous itemized deductions only to the extent they exceed 2% of adjusted gross income. In addition, such deductions may be subject to phase-outs and other limitations under applicable provisions of the Internal Revenue Code.

INVESTMENT BY REGULATED INVESTMENT COMPANIES

Mutual funds and other investment vehicles which are “regulated investment companies” within the meaning of Internal Revenue Code section 851 should consult with their tax advisors concerning (1) the likelihood that an investment in Shares, although they are a “security” within the meaning of the Investment Company Act, may be considered an investment in the underlying Chinese Renminbi for purposes of Internal Revenue Code section 851(b) and (2) the extent to which an investment in Shares might nevertheless be consistent with preservation of the qualification of such vehicles under Internal Revenue Code section 851.

UNITED STATES INFORMATION REPORTING AND BACKUP WITHHOLDING FOR U.S. AND NON-U.S. SHAREHOLDERS

Certain information returns will be filed with the IRS, and certain tax-related information will be provided to Shareholders, in connection with the Trust. Regulations require that each Shareholder be provided with information regarding its allocable portion of the Trust’s annual income (if any) and expenses, and sales of Trust assets, including, in the case of a sale of Chinese Renminbi, the amount of proceeds attributable to each Share. Each Shareholder, however, would be required to determine for itself the amount of gain or loss recognized with respect to such sales.

A U.S. Shareholder may be subject to U.S. backup withholding tax in certain circumstances unless it provides its taxpayer identification number and complies with certain certification procedures. A Non-U.S. Shareholder may have to comply with certification procedures to establish that the Shareholder is not a U.S. person in order to avoid the information reporting and backup withholding tax requirements.

The amount of any backup withholding will be allowed as a credit against a Shareholder’s U.S. federal income tax liability and may entitle such a Shareholder to a refund, provided that the required information is furnished to the IRS.

INCOME TAXATION OF NON-U.S. SHAREHOLDERS

The Trust does not expect to generate taxable income except for gain (if any) upon the sale of Chinese Renminbi and interest income. A Non-U.S. Shareholder generally will not be subject to U.S. federal income tax with respect to gain recognized upon the sale or other disposition of Shares, or upon the sale of Chinese Renminbi by the Trust, unless: (1) the Non-U.S. Shareholder is an individual and is present in the United States for 183 days or more during the taxable year of the sale or other disposition, and the gain is treated as being from United States sources; or (2) the gain is effectively connected with the conduct by the Non-U.S. Shareholder of a trade or business in the United States.

A Non-U.S. Shareholder’s share of any interest income earned by the Trust generally will not be subject to U.S. federal income tax unless the Shares owned by such Non-U.S. Shareholder are effectively connected with the conduct by the Non-U.S. Shareholder of a trade or business in the United States.

ESTATE AND GIFT TAX CONSIDERATIONS FOR NON-U.S. SHAREHOLDERS

An individual who is neither a citizen nor a resident (as specially defined for U.S. federal estate and gift tax purposes) of the United States is generally subject to U.S. estate tax on all property that has a U.S. “situs.” An individual who is neither a citizen nor a resident (as specially defined for U.S. federal estate and gift tax purposes) of the United States is generally subject to U.S. federal gift tax on gifts of tangible personal property or real property having a U.S. situs. In addition, the U.S. federal “generation-skipping transfer tax” may apply in certain circumstances if an individual who is neither a citizen nor a resident (as specially defined for U.S. federal estate and gift tax purposes) of the United States makes a transfer of property that has a U.S. situs. Neither the Shares nor the Chinese Renminbi underlying the Shares should be considered to have a U.S. situs for purposes of the U.S. federal estate tax, gift tax, and generation skipping transfer tax.

Shareholders are urged to consult their tax advisers regarding the possible application of U.S. federal estate, gift, and generation-skipping transfer taxes in their particular circumstances.

TAXATION IN JURISDICTIONS OTHER THAN THE UNITED STATES

Prospective purchasers of Shares that are based in or acting out of a jurisdiction other than the United States are advised to consult their own tax advisers as to the tax consequences, under the laws of such jurisdiction (or any other jurisdiction not being the United States to which they are subject), of their purchase, holding, sale and redemption of or any other dealing in Shares and, in particular, as to whether any value added tax, other consumption tax or transfer tax is payable in relation to such purchase, holding, sale, redemption or other dealing.

FBAR REPORTING OBLIGATIONS

Each U.S. Shareholder should consult with its tax advisor as to the tax filing and reporting obligations that may arise in connection with an investment in a Share, including whether the Shares need to be reported on Treasury Form TD F 90-22.1 (Report of Foreign Bank and Financial Accounts, the FBAR form). A Shareholder that is obligated and fails to file the FBAR form may be subject to civil penalties in an amount equal to the greater of (1) $100,000 or (2) 50 percent of the value of the unreported “foreign account,” and may face possible criminal penalties as well. The Sponsor is presently seeking relief from these reporting requirements for Shareholders; however, there is no assurance that such relief will be forthcoming.

ERISA and Related Considerations

The fiduciary investment rules of the Employee Retirement Income Security Act of 1974, as amended (ERISA) generally apply to private employee benefit plans and to certain investment funds in which such plans participate (ERISA Plan Investors). These rules are generally not applicable to individual retirement arrangements (IRAs), plans covering only self-employed individuals, governmental plans, church plans or foreign plans (Non-ERISA Plan Investors). Consequently, much of the following discussion of the fiduciary issues arising under ERISA is generally not applicable to such investors. Non-ERISA Plan Investors may be subject to various other fiduciary requirements under state law or other applicable law, however, which they should consider before investing in the Shares.

ERISA Plan Investors, as well as IRAs and plans covering only self-employed individuals, are generally subject to the prohibited transaction rules of Section 4975 of the Internal Revenue Code and Section 406 of ERISA.

FIDUCIARY ISSUES

A fiduciary of an ERISA Plan Investor should consider its fiduciary responsibilities under ERISA before investing in the Shares. These duties require the fiduciary to act solely in the interests of the ERISA plan’s participants and beneficiaries. These duties also obligate the fiduciary to consider the appropriateness of any one given investment in light of the ERISA plan’s entire portfolio.

Before investing in the Shares, fiduciaries of ERISA Plan Investors should review and determine (1) ERISA’s fiduciary standards, (2) whether an investment in the Shares would be consistent with ERISA’s prudence and diversification requirements, including consideration of the “Risk Factors” disclosed elsewhere in this prospectus, (3) whether such an investment would constitute a direct or indirect non-exempt prohibited transaction and (4) whether the fiduciaries have the appropriate authority to make the investment under the governing ERISA plan documents and investment policies, as well as under Title I of ERISA.

Fiduciaries of ERISA Plan Investors should also consider prohibitions in ERISA and in the Internal Revenue Code relating to an ERISA Plan Investor engaging in certain transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Internal Revenue Code with respect to such plan. As noted above, the prohibited transaction provisions of the Internal Revenue Code also apply to some Non-ERISA Plan Investors and such investors also should consider these provisions prior to investing in the Shares. These prohibited transaction rules are complex and may prohibit an investment in the Shares by certain ERISA Plan Investors and Non-ERISA Plan Investors.

ERISA Plan Investors may currently maintain relationships with the Trustee, Sponsor or Depository or their principals or affiliates. Such entities may be deemed parties in interest with respect to an ERISA Plan Investor. ERISA prohibits the use of plan assets for the benefit of a party in interest and also prohibits a fiduciary with respect to an ERISA Plan Investor from using its position to cause an ERISA Plan Investor to make an investment from which it or certain third parties related to the fiduciary would receive a fee or other consideration. Similar provisions are imposed by the Internal Revenue Code with respect to IRAs and retirement plans covering only self employed individuals. In certain cases, exemptions apply with respect to certain transactions that might otherwise be prohibited by ERISA.

Each ERISA Plan Investor should consult with its counsel to determine whether investment in the Shares may be prohibited by ERISA or otherwise would violate ERISA.

Each IRA Non-ERISA Plan Investor should consult with its counsel to determine whether investment in the Shares may be a prohibited transaction for purposes of Section 4975 of the Code and Section 406 of ERISA.

PLAN ASSET ISSUES

It is anticipated that the Shares will constitute “publicly offered securities” as defined in Section 2510.3-101(b)(2) of the U.S. Department of Labor regulations. Accordingly, Shares purchased by an ERISA Plan Investor will constitute Plan Assets, but the assets of the Trust will not be considered “plan assets” for purposes of ERISA.

Plan of Distribution

In addition to, and independent of, the Sponsor’s purchase and redemption of one Share and the Initial Purchaser’s purchase of 140 Baskets described below, the Trust issues Shares in Baskets to Authorized Participants in exchange for deposits of the amount of Chinese Renminbi represented by the Baskets being created on a continuous basis. Because new Shares are created and issued on an ongoing basis, throughout the life of the Trust a “distribution” (as such term is used in the Securities Act) will be occurring. Authorized Participants, other broker-dealers and other persons are cautioned that some of their activities will result in their being deemed participants in a distribution in a manner that would render them statutory underwriters and will subject them to the prospectus-delivery and liability provisions of the Securities Act. For example, an Authorized Participant, other broker-dealer firm or its client will be deemed a statutory underwriter if it purchases a Basket from the Trust, breaks the Basket down into the constituent Shares and sells the Shares to its customers; or if it chooses to couple the creation of a supply of new Shares with an active selling effort involving solicitation of secondary market demand for the Shares. When an Authorized Participant acts as an underwriter, it will be subject to the prospectus delivery requirements of the Securities Act with respect to the customers purchasing Shares from it. A determination of whether one is an underwriter must take into account all the facts and circumstances pertaining to the activities of the broker-dealer or its client in the particular case, and the examples mentioned above should not be considered a complete description of all the activities that would lead to categorization as an underwriter.

A Shareholder who buys or sells Shares from, to, or through a broker-dealer should expect to be charged a commission by the broker-dealer for effecting the transaction. Investors are encouraged to review the terms of their brokerage accounts for details on applicable commissions or charges.

Dealers who are neither Authorized Participants nor “underwriters” but are nonetheless participating in a distribution (as contrasted to ordinary secondary trading transactions), and thus dealing with Shares that are part of an “unsold allotment” within the meaning of section 4(3)(C) of the Securities Act, would be unable to take advantage of the prospectus-delivery exemption provided by section 4(3) of the Securities Act and therefore will be subject to the prospectus delivery requirements of the Securities Act with respect to their clients who purchase Shares from them.

The Distributor is assisting the Sponsor in developing a marketing plan for the Trust, preparing marketing materials regarding the Shares, including the content of the Trust’s website, executing the marketing plan for the Trust and providing strategic and tactical research on the foreign exchange markets, in each case in compliance with applicable laws and regulations.

On August 16, 2011, the Sponsor deposited 500 Chinese Yuan into the primary deposit account of the Trust in exchange for one Share. That same day the Trustee recorded the Share as owned by the Sponsor. The Sponsor purchased the Share solely for the purpose of forming the Trust and the Sponsor will redeem the Share for 500 Chinese Yuan after the SEC declares effective the registration statement. In order to provide liquidity at the commencement of trading of the Shares, the Initial Purchaser will deposit 50 million Chinese Yuan in the primary deposit account of the Trust and the Trustee will instruct DTC to record, and DTC will record, two Baskets totaling 100,000 Shares (constituting 500 Chinese Yuan per Share) as owned by the Initial Purchaser.

The Initial Purchaser intends to offer these 100,000 Shares to the public and will therefore be deemed a statutory underwriter. The offering price per Share will vary depending on, among other factors, the price of the Shares on NYSE Arca at the time of the offer. The Initial Purchaser will not receive from the Trust, the Sponsor, the Distributor or any of their affiliates any fee or other compensation in connection with the sale of the Shares.

Note to Secondary Market Investors: The Shares can be purchased or redeemed directly from the Trust only in Baskets. Each Basket consists of 50,000 Shares and is expected to be worth several million dollars. Most individual investors, therefore, will not be able to purchase or redeem Shares directly from the Trust. Some of the information contained in this prospectus, including information about buying and selling Shares directly from and to the Trust, is not relevant to most investors. The Shares will be listed and traded on NYSE Arca and may be purchased and sold in lots of Shares. Individuals interested in purchasing Shares in the secondary market should contact their broker-dealers. Shares purchased or sold through a broker dealer can be expected to carry a mark-up, mark-down or commission.

Legal Proceedings

There are no legal proceedings against the Sponsor, the Trust, the Trustee or the Depository relating to the operation of the Trust or the offering of the Shares.

Legal Matters

The validity of the Shares will be passed upon for the Sponsor by Foley & Lardner LLP, which, as special United States tax counsel to the Trust, also will render an opinion regarding the material federal income tax consequences relating to the Shares. In addition to receiving customary legal fees, Foley & Lardner LLP will be paid an annual fee for the life of the Trust, which will be borne by M7 Ventures, LLC and based on the NAV of the Trust, for its assistance in developing the structure of the Trust and this offering. The fee paid by M7 Ventures, LLC to Foley & Lardner LLP is separate from and not included in the up to $100,000 per annum in legal fees and expenses paid by the Sponsor.

License

Without conceding that the operation of the Trust or the marketing of or trading in the Shares would infringe any intellectual property owned by The Bank of New York Mellon, an affiliate of the Sponsor has entered into a License Agreement with The Bank of New York Mellon granting the Sponsor’s affiliate a non-exclusive, personal and non-transferable license under The Bank of New York Mellon’s patent application covering systems and methods for securitizing a commodity. The license grant is limited to only allow the Sponsor’s affiliate to establish, operate and market a currency-based securities product based solely on the securitization, in whole or in part, of a single non-U.S. currency. The Sponsor’s affiliate has the right to sublicense affiliates, partners, co-sponsors, joint ventures, trustees, depositaries and agents, but the license cannot be transferred without The Bank of New York Mellon’s prior written consent. The Sponsor’s affiliate has sublicensed the license to the Sponsor. As consideration for the license, The Bank of New York Mellon has been appointed as trustee of the Trust. If The Bank of New York Mellon is terminated as trustee of the Trust it will be paid an annual royalty fee. Any royalty fee incurred will be an expense payable by the Sponsor under the Depositary Trust Agreement. The Sponsor has also agreed to not initiate, directly or indirectly, any legal action against The Bank of New York Mellon for The Bank of New York Mellon’s or any of The Bank of New York Mellon’s affiliates’ use of any improvement, enhancement, modification, derivative work or upgrade made by the Sponsor to the rights sublicensed to it.

Experts

Ernst & Young LLP, independent registered public accounting firm, has audited our statement of financial condition as of August 16, 2011, as set forth in their report. We have included our statement of financial condition in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

Where You Can Find More Information

The Sponsor has filed on behalf of the Trust a registration statement on Form S-1 with the SEC under the Securities Act. This prospectus does not contain all of the information set forth in the registration statement (including the exhibits to the registration statement), parts of which have been omitted in accordance with the rules and regulations of the SEC. For further information about the Trust or the Shares, please refer to the registration statement, which you may read and copy at the public reference facilities of the SEC at the below address. The SEC maintains an Internet site that contains reports and other information regarding issuers at www.sec.gov. Information about the Trust and the Shares also can be obtained from the Trust’s website. The internet address of the Trust’s website is www.currencyshares.com. This internet address is only provided here as a convenience to you to allow you to access the Trust’s website. The information contained on or connected to the Trust’s website is not part of this prospectus or the registration statement of which this prospectus is part.

The Trust is subject to the informational requirements of the Securities Exchange Act. The Sponsor, on behalf of the Trust, will file quarterly and annual reports and other information with the SEC. The reports and other information can be read and copied at the public reference facilities of the SEC located at 100 F Street, N.E., Washington, D.C. 20549-4561 and can also be found online at www.sec.gov. You may obtain more information concerning the operation of the public reference facilities of the SEC by calling the SEC at 1-800-SEC-0330 or visiting online at www.sec.gov.

Report of Independent Registered Public Accounting Firm

To the Board of Trustees and Shareholders of

CurrencyShares® Renminbi Trust

We have audited the accompanying statement of financial condition of CurrencyShares® Chinese Renminbi Trust (the “Trust”) as of August 16, 2011. This financial statement is the responsibility of the Trust’s management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Trust’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Trust’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statement referred to above presents fairly, in all material respects, the financial position of the CurrencyShares® Renminbi Trust at August 16, 2011, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP
McLean, Virginia
August 24, 2011

CurrencyShares® Chinese Renminbi Trust

Statement of Financial Condition

August 16, 2011

Assets

Current Assets:

Chinese Renminbi Deposits (cash)	$78

Total Current Assets	$78

Liabilities, Redeemable Capital Shares and Shareholders’ Equity

Commitments and Contingent Liabilities (Note 7)	$-

Redeemable Capital Shares, at redemption value, no par value, 7,000,000 authorized — 1 issued and outstanding	$78

Shareholder’s Equity-Retained Earnings	$-

Total Liabilities, Redeemable Capital Shares and Shareholders’ Equity	$78

See Notes to Financial Statement.

Notes to Financial Statement

1.	Organization and Description of the Trust

The CurrencyShares® Chinese Renminbi Trust (the “Trust”) was formed under the laws of the state of New York on August 16, 2011 when Rydex Specialized Products LLC d/b/a “Rydex Investments” (the “Sponsor”) deposited 500 Chinese Yuan in the Trust’s primary deposit account held by JPMorgan Chase Bank, N.A., London Branch (the “Depository”). The sponsor is a Delaware limited liability company whose sole member is Security Investors, LLC (also d/b/a “Rydex Investments”). The Sponsor is responsible for, among other things, overseeing the performance of The Bank of New York Mellon (the “Trustee”) and the Trust’s principal service providers, including the preparation of financial statements. The trustee is responsible for the day-to-day administration of the Trust. The investment objective of the Trust is for the Trust’s shares (the “Shares”) to reflect the price of the Chinese Renminbi plus accrued interest, if any, less the Trust’s expenses and liabilities. The Shares are intended to provide investors with a simple, cost-effective means of gaining investment benefits similar to those of holding Chinese Renminbi. The Trust’s assets primarily consist of Chinese Renminbi on demand deposit in two deposit accounts maintained by the Depository: a primary deposit account which earns interest and a secondary deposit account which does not earn interest. The secondary deposit account is used to account for any interest that may be received and paid out on creations and redemptions of blocks of 50,000 Shares (“Baskets”). The secondary account is also used to account for interest earned, if any, on the primary deposit account, pay Trust expenses and distribute any excess interest to holders of Shares (“Shareholders”) on a monthly basis.

2.	Significant Accounting Policies

A.	Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of the assets and liabilities and disclosures of contingent liabilities at the date of the financial statement and the evaluation of subsequent events through the issuance date of the financial statements. Actual results could differ from those estimates.

B.	Foreign Currency Translation

The Trustee will calculate the Trust’s net asset value (“NAV”) each business day, as described in Note 3 below. For NAV calculation purposes, Chinese Renminbi Deposits (cash) are translated at the Closing Spot Rate, which is the Chinese Renminbi /U.S. Dollar (“USD”) exchange rate as determined and published by The WM Company at 4:00 PM (London time) on each day that NYSE Arca is open for regular trading.

The functional currency of the Trust is the Chinese Renminbi in accordance with generally accepted accounting standards. For financial statement reporting purposes, the USD is the reporting currency. As a result, the financial statement is translated from Chinese Renminbi to USD. The Closing Spot Rate on the last day of the period is used for translation in the statement of financial condition.

C.	Federal Income Taxes

The Trust is treated as a “grantor trust” for federal income tax purposes and, therefore, no provision for federal income taxes is required. Interest, gains and losses are passed through to the Shareholders.

Shareholders generally will be treated, for U.S. federal income tax purposes, as if they directly owned a pro-rata share of the assets held in the Trust. Shareholders also will be treated as if they directly received their respective pro-rata portion of the Trust’s income, if any, and as if they directly incurred their respective pro-rata portion of the Trust’s expenses. The acquisition of Shares by a U.S. Shareholder as part of a creation of a Basket will not be a taxable event to the Shareholder.

The Sponsor’s fee will accrue daily and will be payable monthly. For U.S. federal income tax purposes, an accrual-basis U.S. Shareholder generally will be required to take into account as an expense its allocable portion of the USD-equivalent of the amount of the Sponsor’s fee that will be accrued on each day, with such USD-equivalent being determined by the currency exchange rate that is in effect on the respective day. To the extent that the currency exchange rate on the date of payment of the accrued amount of the Sponsor’s fee differs from the currency exchange rate in effect on the day of accrual, the U.S. Shareholder will recognize a currency gain or loss for U.S. federal income tax purposes.

The Trust does not expect to generate taxable income except for interest income (if any) and gain (if any) upon the sale of Chinese Renminbi. A non-U.S. Shareholder generally will not be subject to U.S. federal income tax with respect to gain recognized upon the sale or other disposition of Shares, or upon the sale of Chinese Renminbi by the Trust, unless: (1) the non-U.S. Shareholder is an individual and is present in the United States for 183 days or more during the taxable year of the sale or other disposition, and the gain is treated as being from United States sources; or (2) the gain is effectively connected with the conduct by the non-U.S. Shareholder of a trade or business in the United States.

A non-U.S. Shareholder’s portion of any interest income earned by the Trust generally will not be subject to U.S. federal income tax unless the Shares owned by such non-U.S. Shareholder are effectively connected with the conduct by the non-U.S. Shareholder of a trade or business in the United States.

D.	Revenue Recognition

Interest on the primary deposit account, if any, accrues daily as earned and is received on a monthly basis.

E.	Dividends

To the extent that the interest earned by the Trust exceeds the sum of the Sponsor’s fee for the prior month plus other Trust expenses, if any, the Trust will distribute, as a dividend (herein referred to as dividends or distributions), the excess interest earned in Chinese Renminbi effective on the first business day of the subsequent month. The Trustee will direct that the excess Chinese Renminbi be converted into USD at the prevailing market rate and the Trustee will distribute the USD as promptly as practicable to Shareholders on a pro-rata basis (in accordance with the number of Shares that they own).

3.	Redeemable Capital Shares

Shares are classified as “redeemable” for financial statement purposes, since they are subject to redemption. Shares are issued and redeemed continuously in Baskets in exchange for Chinese Renminbi. Individual investors cannot purchase or redeem Shares in direct transactions with the Trust. Authorized Participants (as defined below) may place orders to create and redeem Baskets. An Authorized Participant is a Depository Trust Company (“DTC”) participant that is a registered broker-dealer or other institution eligible to settle securities transactions though the book-entry facilities of DTC and which has entered into a contractual arrangement with the Trust and the Sponsor governing, among other matters, the creation and redemption process. Authorized Participants may redeem their Shares at any time in Baskets.

Due to expected continuing creations and redemptions of Baskets and the three-day period for settlement of each creation or redemption, the Trust reflects Shares created as a receivable on the trade date. Shares redeemed are reflected as a liability on the trade date. Outstanding Shares are reflected at a redemption value, which is the NAV per Share at the period end date. Adjustments to redeemable capital Shares at redemption value are recorded against retained earnings or, in the absence of retained earnings, by charges against the cumulative translation adjustment.

The Trustee will calculate the Trust’s NAV each business day. To calculate the NAV, the Trustee will subtract the Sponsor’s accrued fee through the previous day from the Chinese Renminbi held by the Trust (including all unpaid interest accrued, if any, through the preceding day) and calculate the value of the Chinese Renminbi in USD based upon the Closing Spot Rate. If, on a particular evaluation day, the Closing Spot Rate has not been determined and announced by 6:00 PM (London time), then the most recent Closing Spot Rate will be used to determine the NAV of the Trust unless the Sponsor determines that such price is inappropriate to use as the basis for the valuation. If the Sponsor determines the most recent Closing Spot Rate is not an appropriate basis for valuation of the Trust’s Chinese Renminbi, the Sponsor will determine an alternative basis for the valuation. The Trustee also determines the NAV per Share, which equals the NAV of the Trust divided by the number of outstanding Shares. Shares deliverable under a purchase order are considered outstanding for purposes of determining NAV per Share; Shares deliverable under a redemption order are not considered outstanding for this purpose.

4.	Sponsor’s Fee

The Sponsor’s fee accrues daily at an annual nominal rate of 0.40% of the Chinese Renminbi in the Trust (including all unpaid interest but excluding unpaid fees, each as accrued through the immediately preceding day) and is paid monthly. The Sponsor assumes and pays the following administrative and marketing expenses incurred by the Trust: the Trustee’s monthly fee, NYSE Arca listing fees, SEC registration fees, typical maintenance and transaction fees of the Depository, printing and mailing costs, audit fees and expenses, up to $100,000 per year in legal fees and expenses, and applicable license fees. The Sponsor has also paid the costs of the Trust’s organization and the initial sales of the Shares, which were approximately $133,235.93 when the Trust was formed.

In certain exceptional cases the Trust will pay for some expenses in addition to the Sponsor’s fee. These exceptions include expenses not assumed by the Sponsor (i.e., expenses identified in the preceding paragraph), taxes and governmental charges, expenses and costs of any extraordinary services performed by the Trustee or the Sponsor on behalf of the Trust or action taken by the Trustee or the Sponsor to protect the Trust or the interests of Shareholders, indemnification of the Sponsor under the Depositary Trust Agreement, audit fees, and legal expenses in excess of $100,000 per year.

5.	Related Parties

The Sponsor is a related party of the Trust. The Sponsor oversees the performance of the Trustee and the Trust’s principal service providers, including the preparation of financial statements, but does not exercise day-to-day oversight over the Trustee or the Trust’s service providers. The Sponsor has also paid the costs of the Trust’s organization and the initial sales of the Shares, as described in Note 4.

6.	Concentration Risk

All of the Trust’s assets are Chinese Renminbi, which creates a concentration risk associated with fluctuations in the price of the Chinese Renminbi. Accordingly, a decline in the Chinese Renminbi to USD exchange rate will have an adverse effect on the value of the Shares. Factors that may have the effect of causing a decline in the price of the Chinese Renminbi include national debt levels and trade deficits, domestic and foreign inflation rates, domestic and foreign interest rates, investment and trading activities of institutions and global or regional political, economic or financial events and situations. Substantial sales of Chinese Renminbi by the official sector (central banks, other governmental agencies and related institutions that buy, sell and hold Chinese Renminbi as part of their reserve assets) could adversely affect an investment in the Shares.

All of the Trust’s Chinese Renminbi are held by the Depository. Accordingly, a risk associated with the concentration of the Trust’s assets in accounts held by a single financial institution exists and increases the potential for loss by the Trust and the Trust’s beneficiaries in the event that the Depository becomes insolvent.

7.	Commitments and Contingencies

Under the Trust’s organizational documents, the Sponsor is indemnified against any liability or expense it incurs without negligence, bad faith or willful misconduct on its part. The Trust’s maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against the Trust that have not yet occurred.

PART II — INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The expenses expected to be incurred in connection with the issuance and distribution of the securities being registered are as set forth below. Except for the SEC registration fee, all such expenses are estimated.

SEC Registration Fee	63,731.93
Printing and Engraving Expenses	10,000.00
Legal Fees and Expenses (1)	35,000.00
Insurance	10,000.00
Accounting	10,000.00
Miscellaneous	4,504.00

Total	$133,235.93

(1) Excludes the additional fee of Foley & Lardner LLP based on the NAV of the Trust.

Item 14. Indemnification of Directors and Officers.

The Sponsor is a limited liability company formed as such under Delaware law. Section 18-108 of the Delaware Limited Liability Company Act provides that a limited liability company may indemnify and hold harmless any members, managers or other persons against any and all claims and demands whatsoever, subject to any standards and restrictions set forth in the limited liability company agreement of the limited liability company.

Section 18 of the Sponsor’s Limited Liability Company Agreement provides that, to the fullest extent permitted by applicable law, a member or officer of the Sponsor will be entitled to indemnification from the Sponsor for any loss, damage or claim incurred by the member or officer for any act or omission performed or omitted by the member or officer in good faith on behalf of the Sponsor and in a manner reasonably believed to be within the scope of the authority conferred on the member or officer by the Sponsor’s Limited Liability Company Agreement; provided, however, that no member or officer will be entitled to be indemnified if the loss, damage or claim was due to the member’s or officer’s fraud or willful misconduct. A member’s or officer’s reasonably incurred costs and expenses in defending pending or threatened actions, suits or proceedings will be paid in advance by the Sponsor if the member or officer provides an undertaking to repay the amounts advanced if it is ultimately determined that the member or officer is not entitled to be indemnified by the Sponsor. The indemnity and the advance of expenses are limited to the Sponsor’s assets, and no member of the Sponsor will have personal liability for such indemnity.

Section 7.1(d) of the Depositary Trust Agreement provides that the Sponsor and its directors, Shareholders, officers, employees, affiliates and subsidiaries will be indemnified from the Trust and held harmless against any loss, liability or expense incurred by an indemnified party without (1) negligence, bad faith, willful misconduct or willful malfeasance on the part of the indemnified party arising out of or in connection with the performance of its obligations under the Depositary Trust Agreement or any actions taken in accordance with the provisions of the Depositary Trust Agreement or (2) the indemnified party’s reckless disregard of its obligations and duties under the Depositary Trust Agreement. The indemnity will include payment from the Trust of the indemnified party’s costs and expenses of defending itself against any claim or liability based on its capacity as Sponsor under the Depositary Trust Agreement.

Item 15. Recent Sales of Unregistered Securities.

On August 16, 2011, the Trust issued one Share to the Sponsor for 500 Chinese Yuan. The transaction was exempt from registration under Section 4(2) of the Securities Act as the offering was limited to the Sponsor.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits

Exhibit Number	Description

3.1	Certificate of Formation of Rydex Specialized Products LLC*

3.2	Limited Liability Company Agreement of Rydex Specialized Products LLC*

4.1	Depositary Trust Agreement dated as of August 16, 2011 between Rydex Specialized Products LLC and The Bank of New York Mellon*

4.2	Participant Agreement dated September 13, 2011 among Merrill Lynch Professional Clearing Corp., The Bank of New York Mellon, as Trustee, and Rydex Specialized Products LLC

5.1	Opinion of Foley & Lardner LLP as to legality*

8.1	Opinion of Foley & Lardner LLP as to tax matters*

10.1	Sublicense Agreement dated as of June 1, 2011 between Security Investors, LLC and Rydex Specialized Products LLC*

10.2	Deposit Account Agreement dated as of August 16, 2011 between The Bank of New York Mellon, as Trustee, and JPMorgan Chase Bank, N.A., London Branch, as Depository*

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consents of Foley & Lardner LLP (included in Exhibits 5.1 and 8.1)*

24.1	Power of Attorney (included on the signature page to the registration statement as filed with the Commission on June 1, 2011)*

*	Previously filed

(b) Financial Statement Schedules

Not applicable.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(5)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	If the registrant is relying on Rule 430B (Section 230.430B of this chapter):

A.	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) (Section 230.424(b)(3) of this chapter) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

B.	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) (Section 230.424(b)(2), (b)(5), or (b)(7) of this chapter) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) (Section 230.415(a)(1)(i), (vii), or (x) of this chapter) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)	If the registrant is subject to Rule 430C (Section 230.430C of this chapter), each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (Section 230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (Section 230.424 of this chapter);

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(7)	That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(8)	That, for purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rockville, State of Maryland, on September 21, 2011.

CURRENCYSHARES® CHINESE RENMINBI TRUST

By	Rydex Specialized Products LLC, Sponsor of the CurrencyShares® Chinese Renminbi Trust

	By:	/s/ Nikolaos Bonos
Nikolaos Bonos
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ Nikolaos Bonos NIKOLAOS BONOS	Manager and Chief Executive Officer (principal executive officer)	September 21, 2011

* JOSEPH ARRUDA	Manager and Chief Financial Officer (principal financial officer and principal accounting officer)	September 21, 2011

* MICHAEL BYRUM	Manager	September 21, 2011

* By:	/s/ Nikolaos Bonos
Nikolaos Bonos
Attorney-in-Fact

Exhibit Index

Exhibit Number	Description

3.1	Certificate of Formation of Rydex Specialized Products LLC*

3.2	Limited Liability Company Agreement of Rydex Specialized Products LLC*

4.1	Depositary Trust Agreement dated as of August 16, 2011 between Rydex Specialized Products LLC and The Bank of New York Mellon*

4.2	Participant Agreement dated September 13, 2011 among Merrill Lynch Professional Clearing Corp., The Bank of New York Mellon, as Trustee, and Rydex Specialized Products LLC

5.1	Opinion of Foley & Lardner LLP as to legality*

8.1	Opinion of Foley & Lardner LLP as to tax matters*

10.1	Sublicense Agreement dated as of June 1, 2011 between Security Investors, LLC and Rydex Specialized Products LLC*

10.2	Deposit Account Agreement dated as of August 16, 2011 between The Bank of New York Mellon, as Trustee, and JPMorgan Chase Bank, N.A., London Branch, as Depository*

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consents of Foley & Lardner LLP (included in Exhibits 5.1 and 8.1)*

24.1	Power of Attorney (included on the signature page to the registration statement as filed with the Commission on June 1, 2011)*

*	Previously filed